Exhibit 2.1

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

dated

June 23, 2023

by and among

Nukkleus Inc., a Delaware corporation (the “Company”),

Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”), and

BRIL Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

i

5.18	Licenses and Permits	17
5.19	Compliance with Laws	17
5.20	Intellectual Property.	17
5.21	[Reserved]	18
5.22	Customers and Suppliers	19
5.23	Accounts Receivable and Payable; Loans	19
5.24	Pre-payments	19
5.25	Employees	19
5.26	Employment Matters	20
5.27	Withholding	20
5.28	Real Property	20
5.29	Accounts	20
5.30	Tax Matters	21
5.31	Environmental Laws	21
5.32	Finders’ Fees	21
5.33	Powers of Attorney and Suretyships	22
5.34	Directors and Officers	22
5.35	Information Supplied	22
5.36	Data Protection.	22
5.37	Information Technology.	22
5.38	Insurance	23
5.39	Competition and Trade Regulation	23
5.40	Affiliate Agreements	23
5.41	Certain Business Practices	23
5.42	Money Laundering Laws	24
5.43	Not an Investment Company	24
5.44	No Other Representations or Warranties	24

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE SPAC AND MERGER SUB		24

6.1	Corporate Existence and Power	24
6.2	Corporate Authorization	24
6.3	Governmental Authorization	24
6.4	Non-Contravention	25
6.5	Finders’ Fees	25
6.6	Capitalization	25
6.7	Information Supplied	25
6.8	Trust Fund	25
6.9	Listing	26
6.10	Board Approval	26
6.11	SPAC SEC Documents and Financial Statements	26
6.12	Litigation	26
6.13	Compliance with Laws	27
6.14	Money Laundering Laws	27
6.15	OFAC	27
6.16	Not an Investment Company	27

6.17	Tax Matters.	27
6.18	Contracts	28
6.19	No Alternative Transactions	28

ARTICLE VII COVENANTS OF THE COMPANY AND THE SPAC PENDING CLOSING		28

7.1	Conduct of the Business	28
7.2	Access to Information	30
7.3	Notices of Certain Events	30
7.4	SEC Filings	31
7.5	Financial Information	31
7.6	Trust Account	31
7.7	Directors’ and Officers’ Indemnification and Insurance	32

ARTICLE VIII COVENANTS OF THE COMPANY		32

8.1	Reporting and Compliance with Laws	32
8.2	Reasonable Best Efforts to Obtain Consents	32

ARTICLE IX COVENANTS OF ALL PARTIES HERETO		32

9.1	Reasonable Best Efforts; Further Assurances	32
9.2	Transfer Taxes	32
9.3	Tax Matters	32
9.4	Settlement of the SPAC’s Transaction Costs	33
9.5	Registration Statement	33
9.6	Lock-up Agreements	34
9.7	Registration Rights Agreements	34
9.8	PubCo Equity Incentive Plan	34
9.9	Confidentiality	35
9.10	Available Funding; Company Capitalization Matters.	35

ARTICLE X CONDITIONS TO CLOSING		36

10.1	Conditions to the Obligations of Each Party to Effect the Merger	36
10.2	Additional Conditions to Obligations of the SPAC	36
10.3	Additional Conditions to Obligations of the Company	37

ARTICLE XI DISPUTE RESOLUTION		37

11.1	Arbitration	37
11.2	Waiver of Jury Trial; Exemplary Damages	38

ARTICLE XII TERMINATION		38

12.1	Termination Without Default	38
12.2	Termination Upon Default	39
12.3	Survival	39

ARTICLE XIII MISCELLANEOUS		39

13.1	Notices	39
13.2	Amendments; No Waivers; Remedies	40
13.3	Arm’s Length Bargaining; No Presumption Against Drafter	40
13.4	Publicity	40
13.5	Expenses	40
13.6	No Assignment or Delegation	40
13.7	Governing Law	40
13.8	Counterparts; Facsimile Signatures	40
13.9	Entire Agreement	40
13.10	Severability	41
13.11	Construction of Certain Terms and References; Captions	41
13.12	Further Assurances	41
13.13	Third-Party Beneficiaries	41
13.14	Waiver	41

EXHIBIT A Issuance of Additional SPAC Shares	Exhibit A

EXHIBIT B Form Registration Rights Agreement	Exhibit B

EXHIBIT C Form Lock-Up Agreement	Exhibit C

EXHIBIT D Form Equity Incentive Plan	Exhibit D

EXHIBIT E Form of Delaware Organizational Documents of the SPAC	Exhibit E

SCHEDULE I Company Disclosure Letter	Schedule I

SCHEDULE II SPAC Disclosure Letter	Schedule II

AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of June 23, 2023 (the “Signing Date”), by and among Brilliant Acquisition Corporation, a British Virgin Islands company (the “SPAC”), Nukkleus Inc., a Delaware corporation (the “Company”), and BRIL Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

W I T N E S E T H :

A. The Company, through its wholly owned and Controlled (as defined below) Subsidiaries, is in the business of software and technology solutions for worldwide crypto and foreign exchange transactions, with a focus on the movement of funds via crypto rails and back to back access to fiat conversion in a compliant regulated fashion (the “Business”);

B. The SPAC is a blank check company formed for the sole purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities;

C. Merger Sub is a wholly owned subsidiary of the SPAC, newly formed for the purpose of consummating the transactions contemplated by this Agreement;

D. The SPAC and the Company are parties to that certain Agreement and Plan of Merger (as amended prior to the date hereof, the “Existing Agreement”), dated as of February 22, 2022, pursuant to which the SPAC and the Company agreed that the SPAC would merge with and into a wholly-owned subsidiary of the Company, on the terms and subject to the conditions set forth in the Existing Agreement.

E. The SPAC and the Company wish to amend and restate the Existing Agreement as set forth herein.

F. Prior to the consummation of the Merger (as defined below), the SPAC shall continue out of the British Virgin Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Section 184 of the BVI Business Companies Act (as amended, the “BVI Act”) and the applicable provisions of the Delaware General Corporation Law (as amended, the “DGCL”).

G. The Company and the SPAC desire that each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Applicable Per-Share Merger Consideration.

H. Upon the terms and subject to the conditions set forth herein, upon consummation of the Merger, the Company Shares issued and outstanding as of immediately prior to the Merger are being valued based on a pre-Merger consolidated equity value of the Company of $140,000,000.

I. For United States federal income tax purposes, the parties intend that (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations promulgated thereunder, (ii) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (iii) the Merger will qualify as a “reorganization” within the meaning of Section 368 of the Code, and the Treasury Regulations promulgated thereunder, and that this Agreement be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368 of the Code and Treasury Regulations Section 1.368-2(g) and 1.368-3(a).

J. The Principal Shareholders (as defined below) have previously entered into support agreements, pursuant to which each such Principal Shareholder agrees to vote in favor of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties accordingly agree as follows:

ARTICLE I
DEFINITIONS

The following terms, as used herein, have the following meanings:

1.1 “Action” means any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for Taxes or otherwise.

1.2 “Additional Agreements” means the Registration Rights Agreement, the Lock-Up Agreements and the Support Agreements.

1.3 “Advisory Fee” means the compensation being paid to the advisors of the SPAC listed on Schedule 1.3 hereto.

1.4 “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

1.5 “Alternative Transaction” has the meaning set forth in Section 7.1(d).

1.6 “Alternative Proposal” has the meaning set forth in Section 7.1(d).

1.7 “Applicable Per-Share Merger Consideration” means, with respect to any Company Share, a number of shares of SPAC Shares equal to the quotient obtained by dividing (A) the Closing Payment Shares by (B) the number of Company Shares issued and outstanding immediately prior to the Effective Time.

1.8 “Assumed Option” has the meaning set forth in Section 4.1(b).

1.9 “Authority” means any governmental, regulatory or administrative body, agency or authority, any court or judicial authority, any arbitrator, any relevant stock exchange, or any public, private or industry regulatory authority, whether international, national, Federal, state, or local.

1.10 “Books and Records” means all books and records, ledgers, employee records, customer lists, files, correspondence, and other records of every kind (whether written, electronic, or otherwise embodied) owned or used by a Person or in which a Person’s assets, the business or its transactions are otherwise reflected, other than stock books and minute books.

1.11 “Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York are authorized to close for business.

1.12 “BVI Act” has the meaning set forth in the Recitals.

1.13 “Closing” has the meaning set forth in Section 2.3.

1.14 “Closing Date” has the meaning set forth in Section 2.3.

1.15 “Closing Payment Shares” means the 14,000,000 SPAC Shares to be issued to the Shareholders at the Closing in accordance with this Agreement.

1.16 “Code” means the Internal Revenue Code of 1986, as amended.

1.17 “Company Group” means the Company, its Subsidiaries and Controlled entities (including, following its formation, Merger Sub), collectively.

1.18 “Company Options” has the meaning set forth in Section 5.5(b).

1.19 “Company SEC Documents” means the Forms 8-K, 10-K, 10-Q and other forms filed with the SEC by the Company at any time prior to the Signing Date.

1.20 “Company Shares” means the shares of common stock, par value $0.0001 per share, of the Company.

1.21 “Company Share Rights” means all options, warrants, rights, or other securities (including debt instruments) to purchase, convert or exchange into Company Shares.

1.22 “Contracts” means the material Leases and all contracts, agreements, leases (including equipment leases, car leases and capital leases), licenses, commitments, client contracts, statements of work (SOWs), sales and purchase orders and similar instruments, oral or written, to which the Company and/or any of its Subsidiary is a party or by which any of its respective assets are bound, including any entered into by the Company and/or any of its Subsidiary in compliance with Section 7.1 after the Signing Date and prior to the Closing.

1.23 “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; and the terms “Controlled” and “Controlling” shall have the meaning correlative to the foregoing.

1.24 “DGCL” means the Delaware General Corporation Law.

1.25 “Dissenting Shares” has the meaning set forth in Section 4.1(c).

1.26 “Dissenting Shareholders” has the meaning set forth in Section 4.1(c).

1.27 “Domestication” has the meaning set forth in Section 2.1.

1.28 “Domestication Intended Tax Treatment” has the meaning set forth in Section 2.10.

1.29 “Domestication Organizational Documents” has the meaning set forth in Section 2.1.

1.30 “Effective Time” has the meaning set forth in Section 2.3.

1.31 “Environmental Laws” means all applicable Laws that prohibit, regulate or control any Hazardous Material or any Hazardous Material Activity, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act and the Clean Water Act.

1.32 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.33 ‘Exchange Ratio” means 1:26.227.

1.34 “Excluded Shares” has the meaning set forth in Section 4.1(e).

1.35 “Financial Statements” has the meaning set forth in Section 5.7(a).

1.36 “Hazardous Material” means any material, emission, chemical, substance or waste that has been designated by any governmental Authority to be radioactive, toxic, hazardous, a pollutant or a contaminant.

1.37 “Hazardous Material Activity” shall mean the transportation, transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, labeling, or distribution of any Hazardous Material or any product or waste containing a Hazardous Material, or product manufactured with ozone depleting substances, including, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any recycling, product take-back or product content requirements.

1.38 “IPO” means the initial public offering of SPAC pursuant to a prospectus dated June 23, 2020.

1.39 “Indebtedness” means with respect to any Person, (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind (including amounts by reason of overdrafts and amounts owed by reason of letter of credit reimbursement agreements) including with respect thereto, all interests, fees and costs and prepayment and other penalties, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than accounts payable to creditors for goods and services incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien or security interest on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (f) all obligations of such Person under leases required to be accounted for as capital leases under U.S. GAAP (as defined below), (g) all guarantees by such Person and (h) any agreement to incur any of the same.

1.40 “Intellectual Property Right” means any trademark, service mark, registration thereof or application for registration therefor, trade name, license, domain names, invention, patent, patent application, trade secret, trade dress, know-how, copyright, copyrightable materials, copyright registration, application for copyright registration, software programs, data bases, u.r.l.s., and any other type of proprietary intellectual property right, and all embodiments and fixations thereof and related documentation, registrations and franchises and all additions, improvements and accessions thereto, and with respect to each of the forgoing items in this definition, which is owned or licensed or filed by the Company, or used or held for use in the Business, whether registered or unregistered or domestic or foreign. Without limiting the generality of the foregoing, the Intellectual Property Right shall include, without limitation, all rights of copyright (including all the allied, ancillary, and subsidiary rights), trademark, patent, production, manufacture, recordation, reproduction, transcription, performance, broadcast and exhibition of any art or method now known or hereafter devised.

1.41 “Inventory” has the meaning set forth in the UCC.

1.42 “Investment Management Trust Agreement” means the investment management trust agreement made as of June 23, 2020, by and between the SPAC and Continental Stock Transfer and Trust Company, as trustee.

1.43 “IT Systems” means all computer hardware (including hardware, firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such), data processing systems, Software, websites and all other information technology equipment owned or controlled by the Company Group and used in the operation of its business.

1.44 “Key Personnel” means Emil Assentato and Jamal Khurshid.

1.45 “Law” means any domestic or foreign, federal, state, municipality or local law, statute, ordinance, code, principle of common law, act, treaty or order of general applicability of any applicable Authority, including rule or regulation promulgated thereunder.

1.46 “Leases” means the material leases to which a member of the Company Group, together with all fixtures and improvements erected on the premises leased thereby.

1.47 “Liabilities” means any and all liabilities, Indebtedness, claims, or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured and whether due or to become due), including Tax Liabilities due or to become due.

1.48 “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

1.49 “Lock-up Agreements” means the agreements in the form attached as Exhibit C, by and between the SPAC and each of the SPAC Initial Shareholders.

1.50 “Material Adverse Effect” or “Material Adverse Change” means a material adverse change or a material adverse effect upon on the assets, liabilities, condition (financial or otherwise), prospects, net worth, management, earnings, cash flows, business, operations or properties of the Company and the Business, taken as a whole, whether or not arising from transactions in the ordinary course of business, which would prevent the Company from operating its Business in substantially the same manner as it does on the Signing Date provided, however, that “Material Adverse Effect” or “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, and any pandemic, epidemics or human health crises, including COVID-19, or any escalation or worsening thereof; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of the SPAC; (vi) any matter of which the SPAC is aware on the date hereof; (vii) any changes in applicable Laws or accounting rules (including U.S. GAAP) or the enforcement, implementation or interpretation thereof; (viii) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Company; (ix) any natural or man-made disaster or acts of God; or (x) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

1.51 “Merger” has the meaning set forth in Section 2.2.

1.52 “Merger Intended Tax Treatment” has the meaning set forth in Section 2.10.

1.53 “Merger Sub” means a British Virgin Islands company and wholly owned subsidiary of the Company to be formed by the Company promptly following the date hereof.

1.54 “Open Source Software” means any Software that is or that contains or is derived in any manner (in whole or in part) from any software that is licensed under any license that has been approved by the Open Source Initiative (opensource.org/licenses) or that is based on any similar licensing or distribution model.

1.55 “Order” means any decree, order, judgment, writ, award, injunction, rule or consent of or by an Authority.

1.56 “Organizational Documents” means, with respect to any Person, its certificate of incorporation, bylaws, memorandum of association, articles of association or similar organizational or incorporation documents, in each case, as amended.

1.57 “Permitted Liens” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to the SPAC; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the ordinary course of business for amounts (A) that are not delinquent, (B) that are not material to the business, operations and financial condition of the Company Group so encumbered, either individually or in the aggregate, (C) that not resulting from a breach, default or violation by the Company Group of any Contract or Law, and (D) the Liens set forth on Schedule 1.48; and (iii) liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established in accordance to U.S. GAAP).

1.58 “Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

1.59 “Personal Information” means any personal information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, with a particular natural person or household, including but not limited to, names, addresses, telephone numbers, personal health information, drivers’ license numbers and government-issued identification numbers.

1.60 “PIPE Documents” has the meaning set forth in Section 9.9(b).

1.61 “PIPE Transaction” has the meaning set forth in Section 9.9(a).

1.62 “Principal Shareholders” means each of the following Shareholders: Emil Assentato and Jamal Khurshid.

1.63 “Privacy Laws” means (a) any Laws relating to the protection of Personal Information (including without limitation the General Data Protection Regulation of the European Union and the California Consumer Privacy Act), and any applicable Laws and industry standards regarding direct marketing, e-mails, text messages or telemarketing and (b) binding guidance issued by a governmental Authority that pertains to one of the laws, rules or standards outlined in clause (a).

1.64 “PubCo” means the SPAC following the Effective Time.

1.65 “Real Property” means, collectively, all real properties and interests therein (including the right to use), together with all buildings, fixtures, trade fixtures, plant and other improvements located thereon or attached thereto; all rights arising out of use thereof (including air, water, oil and mineral rights); and all subleases, franchises, licenses, permits, easements and rights-of-way which are appurtenant thereto.

1.66 “Registration Rights Agreement” means the agreement in the form attached as Exhibit B hereto.

1.67 “Required SPAC Shareholder Approval” has the meaning set forth in Section 10.1(e).

1.68 “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

1.69 “SEC” means the Securities and Exchange Commission.

1.70 “Securities Act” means the Securities Act of 1933, as amended.

1.71 “Shareholders” means the holders of Company Shares.

1.72 “Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

1.73 “SPAC Initial Shareholders” means the Sponsor and the SPAC’s directors and officers at the Effective Time, to the extent they hold any SPAC Shares.

1.74 “SPAC Shares” means the ordinary shares of the SPAC, no par value, and for the avoidance of doubt, excludes the preferred shares of the SPAC, no par value, prior to the Domestication, and shares of common stock, par value $0.0001 per share, of the SPAC following the Domestication.

1.75 “SPAC Financial Statements” means, collectively, the financial statements and notes contained or incorporated by reference in the SPAC SEC Documents and the Additional SPAC SEC Documents.

1.76 “SPAC Shareholder Approval Matters” has the meaning set forth in Section 9.5.

1.77 “Sponsor” means Nisun Investment Holding Limited.

1.78 “Subsidiary” or “Subsidiaries” means one or more entities of which at least fifty percent (50%) of the capital stock or share capital or other equity or voting securities are Controlled or owned, directly or indirectly, by the respective Person.

1.79 “Surviving Corporation” has the meaning set forth in Section 2.2.

1.80 “Tangible Personal Property” means all tangible personal property and interests therein, including machinery, computers and accessories, furniture, office equipment, communications equipment, automobiles, trucks, forklifts and other vehicles owned or leased by the Company and other tangible property.

1.81 “Tax(es)” means any federal, state, local or foreign tax, charge, fee, levy, custom, duty, deficiency, or other assessment of any kind or nature imposed by any Taxing Authority (including any income (net or gross), gross receipts, profits, windfall profit, sales, use, goods and services, ad valorem, franchise, license, withholding, employment, social security, workers compensation, unemployment compensation, employment, payroll, transfer, excise, import, real property, personal property, intangible property, occupancy, recording, minimum, alternative minimum, environmental or estimated tax), including any liability therefor as a transferee or successor, as a result of Treasury Regulation Section 1.1502-6 or similar provision of applicable Law or as a result of any Tax sharing, indemnification or similar agreement (other than any agreement that is not primarily related to Taxes), together with any interest, penalty, additions to tax or additional amount imposed with respect thereto.

1.82 “Taxing Authority” means the Internal Revenue Service and any other Authority responsible for the collection, assessment or imposition of any Tax or the administration of any Law relating to any Tax.

1.83 “Tax Return” means any return, information return, declaration, claim for refund or credit, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Law relating to any Tax.

1.84 “Transaction Costs” means all the legal and audit fees, costs and expenses incurred in connection with the Merger, including without limitation, all SPAC business combination completion window extension interests paid by the Sponsor to the Trust Account, prior to and through the Closing by the SPAC and/or the Company Group.

1.85 “UCC” means the Uniform Commercial Code of the State of New York, or any corresponding or succeeding provisions of Laws of the State of New York, or any corresponding or succeeding provisions of Laws, in each case as the same may have been and hereafter may be adopted, supplemented, modified, amended, restated or replaced from time to time.

1.86 “U.S. GAAP” means U.S. generally accepted accounting principles, consistently applied.

1.87 “$” means U.S. dollars, the legal currency of the United States.

ARTICLE II
THE DOMESTICATION AND THE MERGER

2.1 The Domestication. Prior to the Effective Time, the SPAC shall continue out of the British Virgin Islands and into the State of Delaware so as to re-domicile as and become a Delaware corporation pursuant to Section 184 of the BVI Act and Section 388 of the DGCL (the “Domestication”). Subject to the receipt of the approval of the shareholders of the SPAC of the Domestication, prior to the Closing, the SPAC shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a certificate of domestication with respect to the Domestication, in form and substance reasonably acceptable to the parties and adopting Delaware Organizational Documents in substantially the form attached as Exhibit E hereto (the “Domestication Organizational Documents”), (b) completing, making and procuring all filings required to be made with the Registrar of Corporate Affairs of the British Virgin Islands under the BVI Act in connection with the Domestication, and receiving confirmation from the Registrar of Corporate Affairs of the British Virgin Islands of receipt thereof and (c) requesting, prior to the Closing, and obtaining (which may occur promptly following the Closing) a certificate of discontinuance from the Registrar of Corporate Affairs of the British Virgin Islands. In connection with the Domestication, all of the issued and outstanding SPAC Shares, SPAC Rights and SPAC Warrants shall remain outstanding and become substantially identical securities of the SPAC as a Delaware corporation.

2.2 The Merger. At the Effective Time and following the Domestication, subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation”.

2.3 Closing; Effective Time. Unless this Agreement is earlier terminated in accordance with Article XIII, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, on a date no later than five (5) Business Days after the satisfaction or waiver of all the conditions set forth in this Agreement, or at such other place and time as the Company and the SPAC may mutually agree upon. The parties may participate in the Closing via electronic means. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall file a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (the time of such filing, or such later time as may be specified in the Certificate of Merger, being the “Effective Time”). For the avoidance of doubt, neither the Closing nor the Effective Time shall occur prior to the completion of the Domestication.

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Corporation, which shall include the assumption by the Surviving Corporation of any and all agreements, covenants, duties and obligations of the Company set forth in this Agreement to be performed after the Effective Time.

2.5 Certificate of Incorporation and Bylaws. At the Effective Time, the Domestication Organizational Documents, as in effect following the Domestication and immediately prior to the Effective Time, shall cease to have any effect and the certificate of incorporation and bylaws of Merger Sub (as amended, the “Charter Documents”), as in effect immediately prior to the Effective Time, shall be the Charter Documents of the Surviving Corporation.

2.6 Directors of the Surviving Corporation. Immediately after the Effective Time, the Surviving Corporation’s board of directors shall consist of three (3) directors designated by the Company.

2.7 Directors of PubCo. Immediately after the Effective Time, PubCo’s board of directors shall initially consist of such number of directors as the Company shall determine and shall include: Emil Assentato, Jamal Khurshid, Craig Marshak, and such other directors as the Company shall determine; except that Sponsor shall have the right to appoint one director to the PubCo board of directors, subject to the Company’s approval, not to be unreasonably withheld. At the Effective Time, PubCo shall have no fewer than the required number of independent directors under the Securities Act and the Nasdaq rules. PubCo’s board of directors will comply with the requirements of Nasdaq.

2.8 Effect on Issued Securities of Company.

(a) Conversion of Company Shares. At the Effective Time, all Company Shares shall cease to be outstanding and shall automatically be converted or canceled (as the case may be) and shall cease to exist. The holders of Company Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Company Shares except the right to receive Applicable Per-Share Merger Consideration pursuant to Section 4.1(a) or by Law.

(b) Cancellation of Company Shares Owned by the Company. At the Effective Time, if there are any Company Shares that are owned by the Company as treasury shares or any Company Shares owned by any direct or indirect wholly owned subsidiary of the Company immediately prior to the Effective Time, such shares shall be canceled without any conversion thereof or payment therefor.

(c) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Surviving Corporation, the Company or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(d) Shares of Merger Sub. Each share of Merger Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of the SPAC, be converted into and become one share of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub are so converted shall be the only shares of the Surviving Corporation that are issued and outstanding immediately after the Effective Time). The register of members of Merger Sub evidencing ownership of shares of Merger Sub will, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

2.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company are fully authorized in the name of the Company or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

2.10 Section 368 Reorganization. For U.S. Federal income tax purposes, (i) the Domestication shall constitute a transaction treated as a “reorganization” within the meaning of Section 368(a) of the Code (the “Domestication Intended Tax Treatment”) and (ii) the Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code (the “Merger Intended Tax Treatment”). The parties to this Agreement hereby (i) adopt this Agreement as a “plan of reorganization” within the meaning of Section 1.368-2(g) of the United States Treasury Regulations, (ii) agree to file and retain such information as shall be required under Section 1.368-3 of the United States Treasury Regulations, and (iii) agree to file all Tax and other informational returns on a basis consistent with such characterization and not otherwise to take any position or action inconsistent with such characterization. None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to impede the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment. Each of the parties acknowledges and agrees that each has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement.

2.11 Withholding. The SPAC shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate Taxing Authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The SPAC shall use reasonable best efforts to provide a schedule of any anticipated withholdings and the reasons therefor at least five (5) Business Days prior to any such proposed withholding.

ARTICLE III
ADDITIONAL AGREEMENTS

3.1 Support Agreements. Each Principal Shareholder has previously entered into a support agreement with the SPAC (each, a “Support Agreement”), pursuant to which each Principal Shareholder has agreed, among other things, (a) to vote all of the Company Shares beneficially owned by such Principal Shareholders (which vote may be done by executing a written consent) in favor of the adoption of this Agreement and the approval of the Merger, and (b) not to engage in any transaction involving the securities of the SPAC prior to the Closing.

ARTICLE IV
CONSIDERATION

4.1 Conversion of Capital

(a) Conversion of Company Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the SPAC, the Company or the holders of SPAC Shares, each Company Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and Dissenting Shares, each as defined below) shall be canceled and automatically converted into the right to receive, without interest, the Applicable Per-Share Merger Consideration for such Company Shares. For avoidance of any doubt, each Shareholder of the Company will cease to have any rights with respect to the Company Shares, except the right to receive the Applicable Per-Share Merger Consideration.

(b) Company Options. Each outstanding Company Option (whether vested or unvested) shall be assumed by the SPAC and automatically converted into an option for SPAC Shares (each, an “Assumed Option”). The holder of each Assumed Option shall, with respect to such Assumed Option: (i) have the right to acquire a number of SPAC Shares equal to (as rounded down to the nearest whole number) the product of (A) the number of Company Shares subject to such Company Option prior to the Effective Time, multiplied by (B) the Exchange Ratio; (ii) have an exercise price equal to (as rounded up to the nearest whole cent) the quotient of (A) the exercise price of the Company Option, divided by (B) the Exchange Ratio; and (iii) be subject to the same vesting schedule as the applicable Company Option. The SPAC shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Assumed Options remain outstanding, a sufficient number of SPAC Shares for delivery upon the exercise of such Assumed Option.

(c) Dissenting Shares. Each Company Share (the “Dissenting Shares”) owned by holders of Company Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to applicable laws of the State of Delaware (the “Dissenting Shareholders”) shall thereafter represent only the right to receive the applicable payments set forth in Section 4.2, unless and until the holder of such Dissenting Share effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the applicable laws of the state of Delaware.

(d) SPAC Shares. At the Effective Time, the SPAC shall issue or cause to be issued to certain holders of SPAC Shares such number of additional SPAC Shares as set forth on Exhibit A.

(e) Treatment of Certain Company Shares. At the Effective Time, all Company Shares that are owned by the Company (as treasury shares if any or otherwise) or any of its direct or indirect Controlled entities immediately prior to the Effective Time (the “Excluded Shares”) shall be automatically canceled without any consideration delivered in exchange therefor.

(f) No Liability. Notwithstanding anything to the contrary in this Section 4.1, none of the Surviving Corporation or any party hereto shall be liable to any person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Surrender of Certificates. All Closing Payment Shares issued upon the surrender of the certificates representing the Company Shares in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares, provided that any restrictions on the sale and transfer of such Company Shares shall also apply to the Closing Payment Shares so issued in exchange.

(h) Lost, Stolen or Destroyed Certificates. In the event any certificates for any Company Share shall have been lost, stolen or destroyed, the SPAC shall cause to be issued the applicable portion of the Closing Payment Shares for such number of Company Shares represented by such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof; provided, however, that the SPAC may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the SPAC with respect to the certificates alleged to have been lost, stolen or destroyed.

(i) Transfers of Ownership. If any securities of the SPAC are to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to the SPAC or any agent designated by it any transfer or other Taxes required by reason of the issuance of securities of the SPAC in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of the SPAC or any agent designated by it that such Tax has been paid or is not payable.

(j) Fractional Shares and Warrants. No certificates or scrip representing fractional shares of the SPAC will be issued pursuant to the Merger and each holder of Company Shares or Company Options who would otherwise be entitled to a fraction of a SPAC Share, as the case may be, at any time the SPAC Shares are distributed to any such Person pursuant to this Agreement (after aggregating all fractional shares or warrants that otherwise would be received by such holder in connection with such distribution) shall receive from the SPAC, in lieu of such fractional share or warrant, one SPAC Share.

(k) Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding SPAC Shares or Company Shares shall occur (other than the issuance of additional shares of the SPAC or the Company, as the case may be, as permitted by this Agreement), including by reason of any reclassification, recapitalization, share split (including a share consolidation (a “reverse stock split”)), or combination, exchange, readjustment of shares, share issuance in connection with a business acquisition, or similar transaction, or any share dividend or distribution paid in shares (including any of the foregoing in connection with the Domestication), any amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit the SPAC or the Company, as the case may be, to take any action with respect to its securities that is prohibited by the terms of this Agreement.

4.2 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each Dissenting Share shall not be converted into a right to receive the applicable portion of the Applicable Per-Share Merger Consideration, but instead shall be entitled to only such rights as are granted by the DGCL; provided, however, that if, after the Effective Time, such holder waives, withdraws, or loses such holder’s right to appraisal pursuant to the applicable provisions of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the applicable provisions of the DGCL, such Company Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Applicable Per-Share Merger Consideration in accordance with Section 4.1 without interest thereon, upon surrender and transfer of such shares. The Company shall provide the SPAC prompt written notice of any demands received by the Company for appraisal of any Company Shares, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the Effective Time that relates to such demand. Except with the prior written consent of the SPAC (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the SPAC that, except as disclosed in (i) the Company SEC Documents or (ii) the disclosure schedules to this Article V that are attached hereto as Schedule I, each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule to the numbered and lettered sections of this Article V to which the particular schedule relates is for the sake of convenience only and each such disclosure shall be taken as referring to each and every section of Article V to which, based on the face of such disclosure, it can reasonably be expected to relate. For the avoidance of doubt, unless the context otherwise requires, the below representations and warranties relate to the Company on a consolidated basis with its Subsidiaries.

5.1 Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and its Subsidiaries are duly organized, validly existing and in good standing under the laws of the jurisdiction in which they were formed. Each member of the Company Group has all requisite power and authority, corporate and otherwise, necessary and required to own, lease or otherwise hold and operate its properties and other assets and to carry on the Business as presently conducted and proposed to be conducted. Each member of the Company Group has all governmental licenses, franchises, Permits, authorizations, consents and approvals necessary and required to own and operate its properties and assets and to carry on the Business as presently conducted and proposed to be conducted, other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect. Each member of the Company Group is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 5.1 lists all jurisdictions in which any member of the Company Group is qualified to conduct the Business.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement and by each member of the Company Group of the Additional Agreements to which such member is a party and the consummation by each member of the Company Group of the transactions contemplated hereby and thereby are within the corporate powers of such Company Group member and have been duly and validly authorized by all necessary action on the part of such Company Group member and no other act or proceeding on the part of any member of the Company Group, its board of directors or its equityholders is necessary to authorize the execution, delivery or performance by such member of the Company Group of this Agreement and the Additional Agreements, subject to the authorization and approval of this Agreement, the Merger and the transactions contemplated hereby by way of a special resolution of the Shareholders and such other authorization, if any, as specified in the Organizational Documents (“Requisite Company Vote”). This Agreement constitutes, and, upon their execution and delivery, each of the Additional Agreements will constitute, a valid and legally binding agreement of the applicable member of the Company Group enforceable against such Company Group member in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

5.3 Governmental Authorization. Neither the execution, delivery nor performance by the Company of this Agreement or by any member of the Company Group of any Additional Agreements to which such member is a party requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with, any Authority except for the approvals listed on Schedule 5.3 (each of the foregoing, a “Governmental Approval”).

5.4 Non-Contravention. None of the execution, delivery or performance by the Company of this Agreement or by any member of the Company Group of any Additional Agreement to which such member is a party does or will (a) contravene or conflict with the organizational or constitutive documents of such member of the Company Group, (b) contravene or conflict with or constitute a violation of any provision of any Law or Order binding upon or applicable to such member of the Company Group, constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or violate or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of any member of the Company Group or require any payment or reimbursement or to a loss of any material benefit relating to the Business to which any member of the Company Group are entitled to under any provision of any Permit, Contract or other instrument or obligations binding upon a member of the Company Group or by which any of the Company Shares, or any of the Company Group’s assets is or may be bound, or (c) result in the creation or imposition of any Lien on any of the Company Shares, (d) cause a loss of any material benefit relating to the Business to which the Company Group are entitled under any provision of any Permit or Contract binding upon the Company Group, or (e) result in the creation or imposition of any Lien (except for Permitted Liens) on any of the Company Group’s material assets, in the cases of (a) to (c), other than as would not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect.

5.5 Capital Structure.

(a) Share Capital. The authorized share capital of the Company is US$91,480 divided into 914,800,000 shares of par value US$0.0001 each, of which (i) 352,024,371 shares of common stock, par value US$0.0001 each, and (ii) zero (0) shares of preferred stock, par value US$0.0001 each, are issued and outstanding as of the date hereof. As of the date of this Agreement, (A) no Company Shares are held as treasury shares, (B) all of the issued and outstanding Company Shares have been duly authorized and validly issued, are fully paid and non-assessable, and are not subject to any preemptive rights or have been issued in violation of any preemptive or similar rights of any Person, and (C) all of the issued and outstanding Company Shares are owned legally and of record by the Persons set forth on Schedule 5.5(a). Except as set forth on Schedule 5.5(a), as of the date of this Agreement, no other class in the share capital of the Company is authorized or issued or outstanding.

(b) As of the Signing Date, options to acquire 5,850,000 Company Shares were issued and outstanding. Schedule 5.5(b) sets forth a schedule of all holders of options to acquire Company Shares (“Company Options”) on an individual-by-individual and grant-by-grant basis, and provides the number of Company Options originally granted, the number of Company Options currently outstanding, the grant date and exercise price associated with each Company Option (and whether such option includes an “early exercise feature”), the vesting schedule (and the terms of any acceleration rights thereof) and termination or expiration date of each Company Option, for each holder who is not a current employee of the Company Group, whether such Person has ever been an employee of the Company Group, whether such Company Options are currently vested or unvested and the holder’s state of residence or, for any holder who is not a resident of the United States, country of residence. Schedule 5.5(b) sets forth each employee or other Person with an offer letter or other contract or benefit arrangement that contemplates a grant of, or right to purchase or receive: (i) options or other equity awards with respect to the equity of the Company or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other equity securities and any promised terms thereof. The treatment of Company Options under this Agreement complies in all material respects with applicable Laws and the applicable Company Option grant agreement. Each Company Option (i) was granted in material compliance with all applicable Laws solely with respect to each Company Option granted to an individual subject to Taxes in the United States, has an exercise price that is equal or greater than the fair market value of the underlying Company Shares on the applicable grant date based on a third party valuation report that satisfies the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B)(2)(iii), and (ii) has a grant date identical to the date on which the Company board of directors (or compensation committee thereof) approved the issuance of such Company Option.

(c) Other than as set forth in Schedule 5.5(b), there are no: (i) outstanding Company Share Rights; (ii) outstanding subscriptions, options, warrants, rights (including phantom stock rights), calls, commitments, understandings, conversion rights, rights of exchange, plans or other agreements of any kind providing for the purchase, issuance or sale of any share of the Company, (iii) to the knowledge of the Company, agreements with respect to any of the Company Shares, including any voting trust, other voting agreement or proxy with respect thereto; or (iv) to the knowledge of the Company, disputes, controversies, demands or claims as to any Company Shares.

5.6 Issuance of Shares. The Closing Payment Shares, when issued in accordance with this Agreement, will be duly authorized and validly issued, and will be fully paid and nonassessable and each such Closing Payment Share shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities laws and the organizational or constitutive documents of PubCo. The Closing Payment Shares shall be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other person’s rights therein or with respect thereto.

5.7 Charter Documents. Copies of Organizational Documents of each member of the Company Group have heretofore been made available to the SPAC, and such copies are each true and complete copies of such instruments as amended and in effect on the date hereof. No member of the Company Group has taken any action in material violation or derogation of its Organizational Documents.

5.8 Corporate Records. All proceedings of the board of directors of the Company occurring since December 31, 2018, including committees thereof, and all consents to actions taken thereby, are maintained in the ordinary course consistent with past practice. The register of members or the equivalent documents of each member of the Company Group are complete and accurate. The register of members or the equivalent documents and minute book records of each member of the Company Group relating to all issuances and transfers of stock or share by the Company Group, and all proceedings of the board of directors, including committees thereof, and stockholders or shareholders of each member of the Company Group since December 31, 2018, have been made available to the SPAC, and are true, correct and complete copies of the original register of members or the equivalent documents and minute book records of such member of the Company Group.

5.9 Assumed Names. Schedule 5.9 is a complete and correct list of all assumed or “doing business as” names currently or, within the last two (2) years, used by any member of the Company Group, including names on any websites. Since December 31, 2018, no member of the Company Group has used any name other than the names listed on Schedule 5.9 to conduct the Business. The Company Group has filed appropriate “doing business as” certificates in all applicable jurisdictions with respect to itself, to the extent required by applicable laws, other than as would not reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries.

(a) Schedule 5.10(a) sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, its jurisdiction of organization, its authorized shares or other equity interests (if applicable), and the number of issued and outstanding shares or other equity interests and the record holders thereof. Other than as set forth on Schedule 5.10(a), (i) all of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, duly registered and non-assessable (if applicable), were offered, sold and delivered in material compliance with all applicable securities Laws, and are owned by the Company Group free and clear of all Liens (other than those, if any, imposed by such Organizational Documents of the Subsidiaries); (ii) there are no Contracts to which the Company or any of its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the shares or other equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary; (iii) there are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are binding upon any Subsidiary of the Company providing for the issuance or redemption of any shares or other equity interests in or of any Subsidiary of the Company; (iv) there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company; (v) except as set forth on Schedule 5.10(a), to the knowledge of the Company, no Subsidiary of the Company has any limitation on its ability to make any distributions or dividends to its equity holders, whether by Contract, Order or applicable Law; (vi) except for the equity interests of the Subsidiary listed on Schedule 5.10(a), the Company does not own or have any rights to acquire, directly or indirectly, any shares or other equity interests of, or otherwise Control, any Person; (vii) except as set forth on Schedule 5.10(a), none of the Company, its Subsidiaries is a participant in any joint venture, partnership or similar arrangement, and (viii) except as set forth on Schedule 5.10(a), there are no outstanding contractual obligations of the Company, its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

5.11 Consents. Expect as set forth in Schedule 5.11, no Contracts binding upon any member of the Company Group or by which any of the Company Shares or any of the Company Group’s assets are bound, requires a consent, approval, authorization, order or other action of or filing with any Person (other than the Company Group or its shareholders) as a result of the execution, delivery and performance of this Agreement or any of the Additional Agreements or the consummation of the transactions contemplated hereby or thereby (each of the foregoing, a “Company Group Consent”).

5.12 Financial Statements.

(a) Schedule 5.12(a) includes (i) the audited consolidated financial statements of the Company for the fiscal years ended September 30, 2022 and 2021, consisting of the audited consolidated balance sheets as of such dates, the audited consolidated income statements for the twelve (12)-month periods ended on such dates, and the audited consolidated cash flow statements for the twelve (12)-month periods ended on such dates (audited in accordance with the requirements of the Public Company Accounting Oversight Board), and (ii) unaudited financial statements of the Company as of and for the six (6)-month period ended March 31, 2023 (the “Balance Sheet Date”), consisting of the unaudited consolidated balance sheets as of such date (the “Company Balance Sheet”), the unaudited consolidated income statement for the six (6)-month period ended on such date, and the unaudited consolidated cash flow statements for the six (6)-month period ended on such date (collectively, the “Financial Statements”).

(b) The Financial Statements are complete and accurate and fairly present in all material respects and in conformity with applicable accounting standards applied on a consistent basis, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods reflected therein. Such unaudited Financial Statements (i) were prepared from the Books and Records of the Company; (ii) were prepared on an accrual basis in accordance with its applicable accounting standards consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the Company’s financial condition as of their dates including for all warranty, maintenance, service and indemnification obligations; and (iv) contain and reflect adequate provisions in accordance with U.S. GAAP for all Liabilities for all material Taxes applicable to the Company with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against on the Company Balance Sheet, and for liabilities and obligations of a similar nature and/or in similar amounts incurred in the ordinary course of business since the Balance Sheet Date, as of the date of this Agreement there are no material liabilities or debts of any nature (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the Company. All material debts and liabilities, fixed or contingent, which should be included under U.S. GAAP on the Company Balance Sheet, are included therein or in the notes thereof.

(d) The Company Balance Sheet included in the Financial Statements accurately reflects in all material respects the outstanding Indebtedness of the Company as of the respective dates thereof. Except as set forth on Schedule 5.12(d), the Company does not have any material Indebtedness.

(e) All financial projections delivered by or on behalf of the Company to the SPAC with respect to the Business were prepared in good faith using assumptions that the Company believes to be reasonable and the Company is not aware of the existence of any fact or occurrence of any circumstances that is reasonably likely to have a Material Adverse Effect. Since December 31, 2019, the Company (including the Company’s personnel and independent accountants who participated in the preparation or review of financial statements or the internal accounting controls employed by the Company) has not identified nor been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves management of the Company or any personnel involved in financial reporting or (iii) any written claim or allegation regarding any of the foregoing.

5.13 Books and Records. All Contracts, documents, and other papers or copies thereof delivered to the SPAC by or on behalf of the Company Group are accurate, complete, and authentic.

(a) The Books and Records accurately and fairly reflect in all material respects the transactions and dispositions of assets and the providing of services by each member of the Company Group. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that:

(i) transactions are executed only in accordance with applicable management’s authorization;

(ii) all income and expense items are promptly and properly recorded for the relevant periods in accordance with the revenue recognition and expense policies maintained by the Company, as permitted by U.S. GAAP;

(iii) access to assets is permitted only in accordance with applicable management’s authorization; and

(iv) recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(b) All accounts, books and ledgers of the Company Group have been properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The Company Group does not have any records, systems controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any mechanical, electronic or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership (excluding licensed software programs) and direct control of the Company Group.

5.14 Absence of Certain Changes. Since the Balance Sheet Date, except as set forth on Schedule 5.14, (a) each member of the Company Group has conducted the Business in the ordinary course consistent with past practices; (b) there has not been any Material Adverse Effect; (c) no member of the Company Group has taken any action nor has any event occurred which would have violated the covenants of the Company Group set forth in Section 7.1 herein if such action had been taken or such event had occurred between the date hereof and the Closing Date.

5.15 Properties; Title to the Company Group’s Assets.

(a) Except as set forth on Schedule 5.15(a), the material items of Tangible Personal Property owned by any member of the Company Group have no defects, are in good operating condition and repair and function in accordance with their intended uses (ordinary wear and tear excepted) and have been properly maintained, and are suitable for their present uses and meet all specifications and warranty requirements with respect thereto. All of the material items of Tangible Personal Property are in the control of a member of the Company Group or its employees.

(b) A member of the Company Group has good, valid and marketable title in and to, or in the case of the Leases and the assets which are leased or licensed pursuant to Contracts, a valid leasehold interest or license in or a right to use, all of their assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.15(b), no such asset is subject to any Liens other than Permitted Liens. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group’s assets constitute all of the assets of any kind or description whatsoever, including goodwill, for the Company Group to operate the Business immediately after the Closing in the same manner as the Business is currently being conducted.

5.16 Litigation. Except as set forth on Schedule 5.16, there is no material Action (or any basis therefore) before any court, official or other Authority pending against, or to the knowledge of the Company, threatened against or affecting, any member of the Company Group, any of its officers or directors, the Business, any Company Shares, any of the Company Group’s assets or any Contract by which a member of the Company Group is bound, or which in any manner challenges or seeks to materially prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. Prior to Closing, all material Actions set forth on Schedule 5.16 shall be settled or terminated with respect to the Company. There are no outstanding judgments against any member of the Company Group that would reasonably to be expected to, materially impede the ability of the Company to enter into and perform its obligations under this Agreement. Each member of the Company Group is not, and has not been in the past two (2) years, subject to any proceeding with any Authority, other than as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.17 Contracts.

(a) Schedule 5.17(a) lists the following written Contracts (collectively, the “Material Contracts”) to which any member of the Company Group is a party and which are currently in effect:

(i) all Contracts that require annual payments or expenses by, or annual payments or income to, any member of the Company Group of $500,000 or more (other than standard purchase and sale orders entered into in the ordinary course of business consistent with past practice);

(ii) all sales, advertising, agency, lobbying, broker, sales promotion, market research, marketing or similar contracts and agreements, in each case requiring the payment of any commissions by any member of the Company Group in excess of $500,000 annually;

(iii) all employment Contracts, employee leasing Contracts, and consultant and sales representatives Contracts with any current or former officer, director, employee or consultant of the Company Group or other Person, under which any member of the Company Group (A) has continuing obligations for payment of annual compensation of at least $200,000 (other than oral arrangements for at-will employment), (B) has material severance or post termination obligations to such Person (other than COBRA obligations, or (C) has an obligation to make a payment upon consummation of the transactions contemplated hereby or as a result of a change of control of any member of the Company Group;

(iv) all Contracts creating a material joint venture, material strategic alliance, material limited liability company and partnership agreements;

(v) all Contracts relating to any material acquisitions or dispositions of assets in excess of $500,000;

(vi) all Contracts for material licensing agreements, including Contracts licensing Intellectual Property Rights, other than (i) “shrink wrap” licenses, and (ii) non-exclusive licenses granted in the ordinary course of business;

(vii) all Contracts relating to material secrecy, confidentiality and nondisclosure agreements materially restricting the conduct of any member of the Company Group or substantially limiting the freedom of any member of the Company Group to compete in any line of business, with any Person or in any geographic area;

(viii) all Contracts relating to material patents, trademarks, service marks, trade names, brands, copyrights, trade secrets and other material Intellectual Property Rights of the Company Group;

(ix) all Contracts providing for material guarantees, indemnification arrangements and other hold harmless arrangements made or provided by any member of the Company Group, including all ongoing agreements for repair, warranty, maintenance, service, indemnification or similar obligations

(x) all Contracts with or pertaining to any member of the Company Group to which any Affiliate is a party;

(xi) all Contracts relating to property or assets (whether real or personal, tangible or intangible) in which any member of the Company Group holds a leasehold interest (including the Leases) and which involve payments to the lessor thereunder in excess of $100,000 per month;

(xii) all Contracts relating to outstanding Indebtedness, including financial instruments of indenture or security instruments (typically interest-bearing) such as notes, mortgages, loans and lines of credit, except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000;

(xiii) any Contract relating to the voting or control of the equity interests of any member of the Company Group or the election of directors of any member of the Company (other than the Organizational Documents of the Company Group);

(xiv) any Contract that can be terminated, or the provisions of which are altered so that the purpose of the Contract cannot be achieved, as a result of the consummation of the transactions contemplated by this Agreement or any of the Additional Agreements; and

(xv) any Contract for which any of the benefits, compensation or payments (or the vesting thereof) with respect to a director, officer, employee or consultant of a member of Company Group will be increased or accelerated by the consummation of the transactions contemplated hereby or the amount or value thereof will be calculated on the basis of any of the transactions contemplated by this Agreement.

(b) Except as set forth on Schedule 5.17(b), (i) each Material Contract is a valid and binding agreement, is in full force and effect, and neither any member of the Company Group nor, to the Company’s knowledge, any other party thereto, is in material breach or material default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Material Contract, (ii) no member of the Company Group has assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any Material Contracts, or granted any power of attorney with respect thereto, (iii) no Contract (A) requires any member of the Company Group to post a bond or deliver any other form of security or payment to secure its obligations thereunder or (B) imposes any non-competition covenants that may be binding on and materially restrict the Business or require any payments by or with respect to the SPAC, any of its Affiliates, or the transactions contemplated hereby. The Company has previously provided to the SPAC true, correct, complete and fully executed copies of each Material Contract.

(c) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, none of the execution, delivery or performance by any member of the Company Group of this Agreement or any Additional Agreements to which such member of the Company Group is a party or the consummation by any member of the Company Group of the transactions contemplated hereby or thereby constitutes a default under or gives rise to any right of termination, cancellation or acceleration of any obligation of the Company or to a loss of any material benefit to which the Company Group is entitled under any provision of any Material Contract.

(d) Each member of the Company Group is in compliance in all material respects with all material covenants and all financial covenants in all notes, indentures, bonds and other instruments or agreements evidencing any Indebtedness.

(e) Each of the material transactions between any member of the Company Group and any Shareholder, officer, employee or director of any member of the Company Group or any Affiliate of any such Person (if any) entered into or occurring prior to the Closing (i) is arms-length transaction with fair market price and does not impair the interests of the Shareholders, or (ii) is transaction duly approved by the board of directors in accordance with the Organizational Documents of such member of the Company Group (if applicable).

5.18 Licenses and Permits. Schedule 5.18 correctly lists each material license, franchise, permit, order or approval or other similar authorization affecting, or relating in any way to, the Business, together with the name of the Authority issuing the same (the “Permits”). Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.18, such Permits are valid and in full force and effect, and none of the Permits will, assuming the related third party consent has been obtained or waived prior to the Closing Date, be terminated or impaired or become terminable as a result of the transactions contemplated hereby. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group has all Permits necessary to operate the Business.

5.19 Compliance with Laws. Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or as set forth on Schedule 5.19, no member of the Company Group is in violation of, has violated, or to the Company’s knowledge, is under investigation with respect to or has been threatened to be charged with or given notice of any violation or alleged violation of, any Law, judgment, order or decree entered by any court, arbitrator or other Authority, domestic or foreign, nor is there any basis for any such charge. In the last two (2) years, no member of the Company Group has received any subpoenas by any Authority.

5.20 Intellectual Property.

(a) Schedule 5.20 sets forth a true, correct and complete list of all material Intellectual Property Rights owned (or partially owned) by the Company Group, specifying as to each, as applicable: (i) the nature of such Intellectual Property Right; (ii) the owner of such Intellectual Property Right; (iii) the jurisdictions by or in which such Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed; and (iv) exclusive licenses pursuant to which any Person is authorized to use such Intellectual Property Rights.

(b) The Company Group owns free and clear of all Liens, or has the valid right or license to use, all products, materials, scripts, pictures, software, tools, computer programs, specifications, source code, object code, improvements, discoveries, user interfaces, Internet domain names, enterprise or business names, logos, data, information and inventions, and all documentation and media constituting, describing or relating to the foregoing that is required or used in its business as currently conducted or as proposed to be conducted together with all Intellectual Property Rights in or to all of the foregoing.

(c) Within the past two (2) years the Company Group has not been sued or charged in writing with or been a defendant in any Action that involves a claim of infringement of any Intellectual Property Rights, and the Company Group has no knowledge of any other claim of infringement by the Company Group, and no knowledge of any continuing infringement by any other Person of any Intellectual Property Rights of the Company Group.

(d) To the knowledge of the Company, the current use by the Company Group of the Intellectual Property Rights does not infringe, and will not infringe, the rights of any other Person in any material respect and does not violate, and will not violate, any applicable laws or regulations.

(e) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any material copyrights, patents or trade secrets on behalf of the Company Group or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company Group is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company Group (or such predecessor in interest, as applicable) all right, title and interest in such material.

(f) To the knowledge of the Company, no current or former employee, agent, consultant or contractor who have contributed to or participated in the creation or development of any Intellectual Property on behalf of the Company Group or any predecessor in interest thereto either is subject to any arrangement which may cause any rights in or to such intellectual properties to be retained by such current or former employee, agent, consultant or contractor, or to be assigned, transferred, granted or licensed to, or otherwise vested in any other Person.

(g) None of the execution, delivery or performance by the Company of this Agreement nor by any member of the Company Group of any of the Additional Agreements to which such member is a party, or the consummation by the Company Group of the transactions contemplated hereby or thereby will cause any material item of Intellectual Property Rights owned, licensed, used or held for use by the Company Group immediately prior to the Closing to not be owned, licensed or available for use by the Company Group on substantially the same terms and conditions immediately following the Closing in any material respect.

(h) The Company Group has taken reasonable measures to safeguard and maintain the confidentiality and value of all trade secrets and other items of Company Intellectual Property that are confidential and all other confidential information, data and materials licensed by the Company Group or otherwise used in the operation of the Business. To the knowledge of the Company, there has been no theft, unauthorized access to or disclosure of any trade secret or material confidential information of any member of the Company Group.

(i) No member of the Company Group or, to the knowledge of the Company, any other Person acting on behalf of any member of the Company Group has disclosed, licensed, released or delivered to any third party, or agreed to disclose, license, release or deliver to any third party, including any escrow agent, any source code of any Software owned by the Company Group, other than disclosures to employees, consultants and independent contractors of the Company Group involved in the development and maintenance of such Software who are subject to binding, written confidentiality obligations with respect thereto. To the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery by the Company Group or any Person acting on behalf of any member of the Company Group of any source code of the Software owned by the Company Group, except, in each case, as would not be material and adverse to the Company Group.

(j) To the knowledge of the Company, no Open Source Software has been distributed by or on behalf of any member of the Company Group in such a manner as would require any member of the Company Group to (i) license, distribute, or make available any source code for any Open Source Software, or to permit any other Person to perform such actions, (ii) be restricted or limited from charging for distribution of any of the Company Group’s products or services, in each case, except as would not be material and adverse to the Company Group.

5.21 [Reserved]

5.22 Customers and Suppliers. Schedule 5.22(a) sets forth a list of the top ten (10) customers (by revenue) of the Company Group for the twelve (12)-month period ending March 31, 2021, and for the nine (9)-month period ending December 31, 2021 (collectively, the “Material Customers”), and the aggregate amount of consideration paid to the Company Group by each Material Customer during each such period. Except as set forth in Schedule 5.22(a), as of the Signing Date, no Material Customer has expressed to any member of the Company Group in writing, and the Company has no knowledge of, any Material Customer’s intention to cancel or otherwise terminate, or materially and adversely reduce or modify, its relationship with the Company Group or of a material breach of the terms of any contract with such Material Customer. As of the Signing Date, no Material Customer has asserted or, to the Company’s knowledge, threatened to assert a force majeure event or anticipated inability to perform, in whole or in part, arising out of the COVID-19 pandemic.

(a) Schedule 5.22(b) set forth a list of the top ten (10) vendors to and/or suppliers of (by spend) the Company Group for the twelve (12)-month period ending March 31, 2021, and for the nine (9)-month period ending December 31, 2021 (collectively, the “Material Suppliers”), and the amount of consideration paid to each Material Supplier by a member of the Company Group during each such period. Except as set forth in Schedule 5.22(b), as of the Signing Date, no Material Supplier has expressed to any member of the Company Group in writing and the Company Group has no knowledge of any Material Supplier’s intention to cancel or otherwise terminate, or materially and adversely reduce or modify, its relationship with the Company Group or of a material breach of the terms of any contract with such Material Supplier.

5.23 Accounts Receivable and Payable; Loans.

(a) To the Company’s knowledge, all accounts receivables and notes of the Company Group reflected on the Financial Statements and all accounts receivable and notes arising subsequent to the date thereof represent valid obligations arising from services actually performed or goods actually sold by a member of the Company Group in the ordinary course of business consistent with past practice. To the Company’s knowledge, the accounts payable of the Company Group reflected on the Financial Statements and all accounts payable arising subsequent to the date thereof arose from bona fide transactions in the ordinary course consistent with past practice and were approved by the board of directors or shareholders pursuant to the Charter Document of the applicable member of the Company Group.

(b) To the Company’s knowledge, there is no contest, claim, or right of setoff in any agreement with any maker of an account receivable or note relating to the amount or validity of such account, receivables or note that could reasonably result in a Material Adverse Effect. To the Company’s knowledge, except as set forth on Schedule 5.23(b), all material accounts, receivables or notes are good and collectible in the ordinary course of business and were approved by the board of directors or shareholders pursuant to the Charter Document of the applicable member of the Company Group.

(c) The information set forth on Schedule 5.23(c) separately identifies any and all accounts receivable or notes of the Company Group which are owed by any other Persons or entities except for Affiliates of the Company Group as of the Balance Sheet Date and which are not reflected on the Financial Statements. Except as set forth on Schedule 5.23(c), the Company Group is not indebted to any other entities and no entities are indebted to the Company Group.

5.24 Pre-payments. Except as set forth on Schedule 5.24, no member of the Company Group has received any payments with respect to any services to be rendered or goods to be provided after the Closing except in the ordinary course of business or as reflected on the Financial Statements.

5.25 Employees.

(a) Schedule 5.25(a) sets forth a true, correct and complete list of each of the Key Personnel of the Company Group as of the Signing Date, setting forth the name and title for each such person.

(b) Except as set forth on Schedule 5.25(b), no member of the Company Group is a party to or subject to any employment contract, consulting agreement, collective bargaining agreement, confidentiality agreement restricting the activities of any member of the Company Group, non-competition agreement restricting the activities of any member of the Company Group, or any similar agreement, and there has been no activity or proceeding by a labor union or representative thereof to organize any employees of the Company Group.

(c) There are no pending or, to the knowledge of the Company, threatened claims or proceedings against any member of the Company Group under any worker’s compensation policy or long-term disability policy.

5.26 Employment Matters.

(a) Schedule 5.26(a) sets forth a true and complete list of (i) the form of employment agreement and if applicable, commission agreement, and (ii) each employee group or executive medical, life, or disability insurance plan, and each incentive, bonus, profit sharing, retirement, deferred compensation, equity, phantom stock, stock option, stock purchase, stock appreciation right or severance plan of the Company Group now in effect or under which the Company Group has any obligation, or any understanding between the Company Group and any employee concerning the terms of such employee’s employment that does not apply to the Company Group’s employees generally. The Company Group has previously delivered to the SPAC true and complete copies of such forms of employment agreements and each generally applicable employee handbook or policy statement of the Company Group.

(b) Except as set forth on Schedule 5.26(b):

(i) to the knowledge of the Company, no current employee of any member of the Company Group, in the ordinary course of his or her duties, has breached any obligation to a former employer in respect of any covenant against competition or soliciting clients or employees or servicing clients or confidentiality or any proprietary right of such former employer; and

(ii) no member of the Company Group is a party to any collective bargaining agreement or is involved in any material labor relations disputes, and there is no pending union organizing activity in respect of the employees of any member of the Company Group.

5.27 Withholding. Except as set forth on Schedule 5.27, all obligations of the members of the Company Group applicable to its employees, whether arising by operation of Law, by contract, by past custom or otherwise, or attributable to payments by any member of the Company Group to trusts or other funds or to any governmental agency, with respect to unemployment compensation benefits, social security benefits or any other benefits for its employees with respect to the employment of said employees through the date hereof have been paid or adequate accruals therefor have been made on the Financial Statements, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 5.27, all reasonably anticipated obligations of the Company Group with respect to such employees (except for those related to wages during the pay period immediately prior to the Closing Date and arising in the ordinary course of business), whether arising by operation of Law, by contract, by past custom, or otherwise, for salaries and holiday pay, bonuses and other forms of compensation payable to such employees in respect of the services rendered by any of them prior to the date hereof have been or will be paid by the Company Group prior to the Closing Date, other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.28 Real Property.

(a) Except as set forth on Schedule 5.28, the Company Group does not own any Real Property. Other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each member of the Company Group has good, valid and subsisting title to its respective owned Real Property described on Schedule 5.28, free and clear of all Liens (except for the Permitted Liens).

(b) With respect to each Lease: (i) each Lease is valid, binding and in full force and effect; (ii) all rents and additional rents and other sums, expenses and charges due thereunder have been paid; (iii) the lessee has been in peaceable possession since the commencement of the original term thereof; (iv) no waiver, indulgence or postponement of the lessee’s obligations thereunder has been granted by the lessor; (v) there exist no default or event of default thereunder by any member of the Company Group; and (vi) there are no outstanding claims of breach or indemnification or notice of default or termination thereunder, in cases of each of clauses (i) through (vi), other than as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. The Company Group holds the leasehold estate on the Lease free and clear of all Liens, except for the Permitted Liens and the Liens of mortgagees of the Real Property in which such leasehold estate is located. Except has would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Real Property leased by the Company Group is in a state of maintenance and repair adequate and suitable for the purposes for which it is presently being used, and there are no repair or restoration works likely to be required in connection with any of the leased Real Properties other than as would, individually or in the aggregate, would cost the Company Group less than $1,000,000 on an annual basis to repair or otherwise remediate for any single Real Property.

5.29 Accounts. Schedule 5.29 sets forth a true, complete and correct list of the checking accounts, deposit accounts, safe deposit boxes, and brokerage, commodity and similar accounts of each member of the Company Group, including the account number and name, the name of each depositary or financial institution and the address where such account is located and the authorized signatories thereto.

5.30 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except as set forth on Schedule 5.30(a). (i) the Company Group has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid in connection with such Tax Returns; (iii) there is no Action, pending or proposed in writing or, to the knowledge of the Company Group, threatened, with respect to Taxes of the Company Group for which a Lien may be imposed upon any of the Company Group’s assets; (iv) no statute of limitations in respect of the assessment or collection of any Taxes of the Company Group for which a Lien may be imposed on any of the Company Group’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (v) to the knowledge of the Company Group, the Company Group has complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the Company Group; (vi) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the Company Group; (vii) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or request for a closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the Company Group; (viii) no claim has been made by a Taxing Authority in a jurisdiction where the Company Group has not paid any tax or filed Tax Returns, asserting that the Company Group is or may be subject to Tax in such jurisdiction; (ix) there is no outstanding power of attorney from the Company Group authorizing anyone (other than employees of the Company Group) to act on behalf of the Company Group in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of the Company Group; (x) the Company Group is not a party to any Tax sharing or Tax allocation Contract, other than any contract the principal subject of which is not Taxes; and (xi) the Company Group is not currently and has never been included in any consolidated, combined or unitary Tax Return other than a Tax Return of the Company.

(b) The Company Group has not taken or agreed to take any action, and does not intend to or plan to take any action, or has any knowledge of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying for the Merger Intended Tax Treatment.

5.31 Environmental Laws.

(a) The Company has not (i) received any written notice of any alleged claim, violation of or Liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to any Liability or corrective or remedial obligation under any Environmental Laws; or (iii) entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other Person with respect to liabilities arising out of Environmental Laws or the Hazardous Materials Activities of the Company Group, except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The Company has delivered to the SPAC all material records in its possession concerning the Hazardous Materials Activities of the Company Group (if any) and all environmental audits and environmental assessments in the possession or control of the Company Group of any facility currently owned, leased or used by the Company Group which identifies the potential for any violations of Environmental Law or the presence of Hazardous Materials on any property currently owned, leased or used by the Company Group (if any).

(c) To the knowledge of the Company, there are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by any member of the Company Group such as could give rise to any material liability or corrective or remedial obligation of any member of the Company Group under any Environmental Laws.

5.32 Finders’ Fees. Except as set forth in Schedule 5.32(a), with respect to the transactions contemplated by this Agreement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company Group or any of Affiliates who might be entitled to any fee or commission from the SPAC or any of its Affiliates (including the Company Group following the Closing) upon consummation of the transactions contemplated by this Agreement.

5.33 Powers of Attorney and Suretyships. The Company Group does not have any general or special powers of attorney outstanding (whether as grantor or grantee thereof) outside the Company Group or any obligation or liability (whether actual, accrued, accruing, contingent, or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person outside the Company Group or other than as reflected in the Financial Statements.

5.34 Directors and Officers. Schedule 5.34 sets forth a true, correct and complete list of all directors and officers of the Company.

5.35 Information Supplied. The information supplied in writing by the Company for inclusion in the Registration Statement and the Proxy Statement will not (a) in the case of the Registration Statement, at the time the Registration Statement is declared effective under the Securities Act and (b) in the case of the Proxy Statement, as of the date the Proxy Statement is first mailed to the SPAC shareholders and at the time of any meeting of the SPAC shareholders to be held in connection with the transactions contemplated by this Agreement, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, the Company makes no representation or warranty or covenant with respect to statements made or incorporated by reference therein in any of the foregoing documents based on information supplied by the SPAC for inclusion therein.

5.36 Data Protection.

(a) Since December 31, 2018, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, each member of the Company Group (i) has been in compliance with all Privacy Laws and the Company Group’s applicable contractual requirements relating to the Company Group’s collection, use, storage, safeguarding, disclosure, transfer, and security of Personal Information, and (ii) has not been subject to any regulatory audits or investigations by any Authority relating to Privacy Laws. The Company Group has taken commercially reasonable steps designed to ensure that all Personal Information is protected in all material respects against loss and against unauthorized access, use, modification, disclosure or other use or misuse. To the knowledge of the Company, since December 31, 2018, there has been no loss, theft or unauthorized access to or misuse of any Personal Information, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group.

(b) The Company has not received any material written requests, complaints, notices or objections to its collection or use of Personal Information from any Authority or third party (including data subjects) that remains unresolved. To the knowledge of the Company, no individual has been awarded compensation from the Company Group under any Privacy Laws, and no written claim for such compensation is outstanding.

(c) The Company Group does not sell, rent or otherwise make available to any Person any Personal Information, except in a manner that complies in all material respects with the applicable Privacy Laws. The execution, delivery and performance of this Agreement and the transactions contemplated herein comply, and will comply, in all material respects, with all Privacy Laws and other contractual commitments related to the privacy and security of Personal Information to which the Company Group is bound.

5.37 Information Technology.

(a) The IT Systems (i) operate and perform in accordance with their documentation and functional specifications and otherwise as required by the Company Group for the operation of its business as currently conducted and (ii) to the knowledge of the Company, are free from bugs and other defects, in each case, except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company Group has implemented with respect to its material IT Systems commercially reasonable backup, security and disaster recovery technology.

(c) To the knowledge of the Company, since December 31, 2018, there has been no material security breach or unauthorized access to the IT Systems, which resulted in the unauthorized use, misappropriation, modification, encryption, corruption, disclosure, or transfer of any information or data contained therein, in each case, that has resulted in, or is reasonably likely to result in, material liability to the Company Group.

5.38 Insurance.

(a) Schedule 5.38 sets forth a true and complete list of the material current insurance policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance and other material policies or binders maintained by the Company Group (the “Insurance Policies”). To the Company’s knowledge, there are no events, circumstances or other liabilities that give rise to a material claim under the Insurance Policies.

(b) Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Insurance Policies are in full force and effect as of the date of this Agreement with respect to the Company Group, and the limits thereunder have not been impaired, exhausted or materially diminished.

(c) As of the date hereof, the Company Group has not received any written notice of cancellation of, of a material premium increase (relative to others in the industry in which the Company operates) with respect to, or of a material alteration of coverage under, any Insurance Policy. Except as has not had or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all of the Insurance Policies (i) are valid and binding in accordance with their terms, and (ii) have not been subject to any lapse in coverage. There are no material claims related to the Company Group or the assets, business, operations, employees, officers and directors of the Company Group pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.

5.39 Competition and Trade Regulation.

(a) Each member of the Company Group is and since December 31, 2018, has been in compliance with relevant sanctions and export control Laws and regulations in jurisdictions in which the Company Group does business or to which the Company Group is otherwise subject, including the United States International Traffic in Arms Regulations, the Export Administration Regulations and United States sanctions Laws and regulations administered by the United States Department of the Treasury’s Office of Foreign Assets Control, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company Group also has policies and procedures in place designed to ensure compliance with the applicable trade sanctions Laws and is following such policies and procedures in all material respects.

(b) Except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company Group is in compliance with all applicable Antitrust Laws. No member of the Company Group is nor has been a party to or is or has been concerned in any agreement or arrangement with an Authority under any anti-trust, competition or similar legislation in any jurisdiction in which the Company Group has assets or carries or intends to carry on business or where its activities may have an effect.

5.40 Affiliate Agreements. Except as set forth on Schedule 5.40, no member of the Company Group is a party to any material transaction, agreement, arrangement or understanding with any (a) present or former executive officer or director of the Company Group, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital stock or equity interests of the SPAC or any member of the Company Group or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing.

5.41 Certain Business Practices. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (in their capacities as such) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Neither the Company Group, nor any director, officer, agent or employee of the Company Group (nor any Person acting on behalf of any of the foregoing, but solely in his or her capacity as a director, officer, employee or agent of the Company Group) has, since September 2015, directly or indirectly, given or agreed to give any gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company Group or assist the Company Group in connection with any actual or proposed transaction, in each case, which, if not given could reasonably be expected to have had a Material Adverse Effect on the Company Group, or which, if not continued in the future, could reasonably be expected to adversely affect the business or prospects of the Company Group that could reasonably be expected to subject the Company Group to suit or penalty in any private or governmental litigation or proceeding.

5.42 Money Laundering Laws. The operations of the Company Group are and have been conducted at all times in compliance with applicable laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental Authority (collectively, the “Money Laundering Laws”), and no Action involving any member of the Company Group with respect to the Money Laundering Laws is pending or, to the knowledge of the Company Group, threatened.

5.43 Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

5.44 No Other Representations or Warranties. (a) Except for the representations and warranties made by the Company in this Article V, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to the SPAC or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this Article V, any oral or written information presented to Parent or any of its affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF THE SPAC AND MERGER SUB

The SPAC hereby represents and warrants to the Company Group that, except as disclosed in the SPAC SEC Documents, each of the following representations and warranties is true, correct and complete as of the date of this Agreement (or, if such representations and warranties are made with respect to a certain date, as of such date). The parties hereto agree that any reference in a particular schedule to numbered and lettered sections of this Article VI to which the particular schedule relates is for the sake of convenience only, and each such disclosure shall be taken as referring to each and every section of Article VI to which, based on the face of such disclosure, it can reasonably be expected to relate,. For the avoidance of doubt, unless the context otherwise requires, the below representations and warranties relate to the SPAC on a consolidated basis with its Subsidiaries. The schedules to this Article VI shall be collectively attached hereto as Schedule II.

6.1 Corporate Existence and Power. The SPAC is a company duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The SPAC has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub has all power and authority, corporate and otherwise, and all governmental licenses, franchises, Permits, authorizations, consents and approvals required to own and operate its properties and assets and to carry on its business as presently conducted and as proposed to be conducted.

6.2 Corporate Authorization. The execution, delivery and performance by each of the SPAC and Merger Sub of this Agreement and the Additional Agreements (to which it is a party to) and the consummation by the SPAC and Merger Sub of the transactions contemplated hereby and thereby are within the corporate powers of the SPAC and Merger Sub, as applicable, and have been duly authorized by all necessary corporate action on the part of each of the SPAC and Merger Sub to the extent required by their respective Organizational Documents, applicable Laws or any Contract to which it is a party or by which its securities are bound other than the Required SPAC Shareholder Approval (as defined in Section 10.1(e)). This Agreement has been duly executed and delivered by the SPAC and Merger Sub and it constitutes, and upon their execution and delivery, the Additional Agreements (to which it is a party to) will constitute, a valid and legally binding agreement of the SPAC and Merger Sub, enforceable against each of them in accordance with their representative terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies.

6.3 Governmental Authorization. Other than as required under applicable Laws, including customary filings to implement the Merger, and the Domestication in accordance with the BVI Act, neither the execution, delivery nor performance by the SPAC or Merger Sub of this Agreement or any Additional Agreements requires any consent, approval, license or other action by or in respect of, or registration, declaration or filing with any Authority.

6.4 Non-Contravention. The execution, delivery and performance by the SPAC and Merger Sub of this Agreement or any Additional Agreements do not and will not (a) provide that holders of fewer than the number of SPAC Shares specified in the SPAC’s Organizational Documents exercise their redemption rights with respect to such transaction, contravene or conflict with the organizational or constitutive documents of the SPAC, or (b) contravene or conflict with or constitute a violation of any provision of any Law, judgment, injunction, order, writ, or decree binding upon the SPAC or Merger Sub, except, in each case of clauses (a) and (b), for any contravention or conflicts that would not reasonably be expected to have a Material Adverse Effect on the SPAC.

6.5 Finders’ Fees. Except for the Advisory Fee to be paid to RedEight Capital Limited and Axiom Capital Management, Inc., on the Closing Date, there is no other investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the SPAC or its Affiliates who might be entitled to any fee or commission from the Company, or any of its Affiliates upon consummation of the transactions contemplated by this Agreement or any of the Additional Agreements.

6.6 Capitalization.

(a) The SPAC is authorized to issue an unlimited number of shares, with no par value, divided into two classes of shares being (i) ordinary shares with no par value and (ii) preferred shares with no par value, of which 1,816,475 SPAC Shares are issued and outstanding as of the date hereof (including 405,475 SPAC Shares subject to redemption). Other than 4,861,000 SPAC Shares issuable upon the exercise of outstanding warrants and 486,100 SPAC Shares issuable upon the exchange of outstanding rights, no other shares or other voting securities of the SPAC are issued, reserved for issuance or outstanding. All issued and outstanding SPAC Shares are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Laws of the British Virgin Islands, the SPAC’s Organizational Documents or any contract to which the SPAC is a party or by which the SPAC is bound. Except as set forth in the SPAC’s Organizational Documents, there are no outstanding contractual obligations of the SPAC to repurchase, redeem or otherwise acquire any SPAC Shares or any shares of the SPAC. There are no outstanding contractual obligations of the SPAC to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(b) Other than warrants exercisable for an aggregate number of 4,861,000 SPAC Shares and rights exchangeable for 486,100 SPAC Shares, the SPAC has not issued any shares, options, warrants, preemptive rights, calls, convertible or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued shares of the SPAC. The SPAC is not party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights.

(c) The authorized share capital of Merger Sub is 1,000 shares of common stock of par value $0.0001 each (the “Merger Sub Common Stock”) of which 1,000 is issued and outstanding as of the date hereof. No other equity securities of Merger Sub are issued, reserved for issuance or outstanding. All issued and outstanding equity securities of Merger Sub Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Delaware law, the Merger Sub’s Organizational Documents or any contract to which Merger Sub is a party or by which Merger Sub is bound. Except as set forth in the Merger Sub’s Organizational Documents, there are no outstanding contractual obligations of Merger Sub to repurchase, redeem or otherwise acquire any shares of Merger Sub Common Stock or any share capital or equity of Merger Sub. There are no outstanding contractual obligations of Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. All of the outstanding equity securities of Merger Sub are owned directly by the SPAC free and clear of all Liens (other than transfer restrictions under applicable Securities Law).

6.7 Information Supplied. None of the information supplied or to be supplied by the SPAC expressly for inclusion or incorporation by reference in the filings with the SEC and mailings to the SPAC’s shareholders with respect to the solicitation of proxies to approve the transactions contemplated hereby will, at the date of filing and/ or mailing, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by the SPAC or that is included in the SPAC SEC Documents).

6.8 Trust Fund. As of the date of this Agreement, the SPAC has at least $4,497,100 in the trust fund established by the SPAC for the benefit of its public shareholders (the “Trust Fund”) in a United States-based account at J.P. Morgan Chase Bank, N.A., maintained by Continental Stock Transfer & Trust Company, LLC, acting as trustee (the “Trust Account”), and such monies are invested in “government securities” (as such term is defined in the Investment Company Act of 1940, as amended) and held in trust by Continental Stock Transfer & Trust Company, LLC, pursuant to the Investment Management Trust Agreement.

6.9 Listing. As of the date hereof, the SPAC Shares are listed on the Nasdaq Capital Market, with trading symbol “BRLI”.

6.10 Board Approval. The SPAC Board (including any required committee or subgroup of such boards) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement, (ii) determined that the transactions contemplated hereby are in the best interests of the shareholders of the SPAC and (iii) determined that the transactions contemplated hereby constitutes a “Business Combination” as such term is defined in the SPAC’s Organizational Documents.

6.11 SPAC SEC Documents and Financial Statements.

(a) The SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by the SPAC with the SEC since the SPAC’s formation under the Exchange Act or the Securities Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement (the “Additional SPAC SEC Documents”). The SPAC has made available to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s website through EDGAR for at least two (2) days prior to the date of this Agreement: (i) the SPAC’s Annual Reports on Form 10-K for each fiscal year of the SPAC beginning with the first year the SPAC was required to file such a form, (ii) the SPAC’s Quarterly Reports on Form 10-Q for each fiscal quarter of the SPAC beginning with the first quarter the SPAC was required to file such a form, (iii) all proxy statements relating to the SPAC’s meetings of shareholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Form 8-Ks filed since the beginning of the first fiscal year referred to in clause (i) above, and (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 6.11) filed by the SPAC with the SEC since the SPAC’s formation (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), and (iv) above, whether or not available through EDGAR, are, collectively, the “SPAC SEC Documents”). The SPAC SEC Documents were, and the Additional SPAC SEC Documents will be, prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder. The SPAC SEC Documents did not, and the Additional SPAC SEC Documents will not, at the time they were or are filed, as the case may be, with the SEC (except to the extent that information contained in any SPAC SEC Document or Additional SPAC SEC Document has been or is revised or superseded by a later filed SPAC SEC Document or Additional SPAC SEC Document, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As used in this Section 6.11, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The SPAC Financial Statements are complete and accurate and fairly present in all material respects, in conformity with U.S. GAAP applied on a consistent basis in all material respects and Regulation S-X or Regulation S-K, as applicable, the financial position of the SPAC as of the dates thereof and the results of operations of the SPAC for the periods reflected therein. The SPAC Financial Statements (i) were prepared from the Books and Records of the SPAC; (ii) were prepared on an accrual basis in accordance with U.S. GAAP consistently applied; (iii) contain and reflect all necessary adjustments and accruals for a fair presentation of the SPAC’s financial condition as of their dates; and (iv) contain and reflect adequate provisions for all material Liabilities for all material Taxes applicable to the SPAC with respect to the periods then ended.

(c) Except as specifically disclosed, reflected or fully reserved against in the SPAC Financial Statements, and for liabilities and obligations of a similar nature and in similar amounts incurred in the ordinary course of business since the SPAC’s formation, there are no material liabilities, debts or obligations (whether accrued, fixed or contingent, liquidated or unliquidated, asserted or unasserted or otherwise) relating to the SPAC. All debts and Liabilities, fixed or contingent, which should be included under U.S. GAAP on a balance sheet are included in the SPAC Financial Statements.

6.12 Litigation. There is no Action (or any basis therefore) pending against the SPAC or Merger Sub, or any of their respective officers or directors or any of its securities or any of its assets or Contracts before any court, Authority or official or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or by the Additional Agreements. There are no outstanding judgments against the SPAC or Merger Sub. Neither the SPAC nor Merger Sub is, nor has previously been, subject to any legal proceeding with any Authority.

6.13 Compliance with Laws. The SPAC and Merger Sub are not in violation of, have not violated, and are not under investigation with respect to any violation or alleged violation of, any Law, or judgment, order or decree entered by any court, arbitrator or Authority, domestic or foreign, nor is there any basis for any such charge and the SPAC has not previously received any subpoenas by any Authority.

6.14 Money Laundering Laws. The operations of the SPAC and Merger Sub are and have been conducted at all times in compliance with the Money Laundering Laws, and no Action involving the SPAC or Merger Sub with respect to the Money Laundering Laws is pending or, to the knowledge of the SPAC, threatened.

6.15 OFAC. None of the SPAC, Merger Sub, and any director or officer of the SPAC or Merger Sub (and, to the knowledge of the SPAC, any agent, employee, affiliate or Person acting on behalf of the SPAC or Merger Sub) is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC; and the SPAC and Merger Sub have not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any subsidiary, joint venture partner or other Person, in connection with any sales or operations in Balkans, Belarus, Burma, Cote D’Ivoire (Ivory Coast), Cuba, Democratic Republic of Congo, Iran, Iraq, Liberia, North Korea, Sudan, Syria, and Zimbabwe or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the previous fiscal years.

6.16 Not an Investment Company. The SPAC is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

6.17 Tax Matters.

(a) Except in each case as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the SPAC has duly and timely filed all Tax Returns which are required to be filed by or with respect to it, and has paid all Taxes which have become due; (ii) all such Tax Returns are true, correct and complete and accurate and disclose all Taxes required to be paid; (iii) all such Tax Returns have been examined by the relevant Taxing Authority or the period for assessment for Taxes in respect of such Tax Returns has expired; (iv) there is no Action, pending or proposed in writing or, to the knowledge of the SPAC, threatened, with respect to Taxes of the SPAC or for which a Lien may be imposed upon any of either of the SPAC’s assets; (v) no statute of limitations in respect of the assessment or collection of any Taxes of the SPAC for which a Lien may be imposed on any of the SPAC’s assets has been waived or extended, which waiver or extension is in effect, except for automatic extensions of time to file Tax Returns obtained in the ordinary course of business; (vi) to the knowledge of the SPAC, the SPAC complied with all applicable Laws relating to the reporting, payment, collection and withholding of Taxes and has duly and timely withheld or collected, paid over to the applicable Taxing Authority and reported all Taxes (including income, social, security and other payroll Taxes) required to be withheld or collected by the SPAC; (vii) to the knowledge of the SPAC, no stock transfer Tax, sales Tax, use Tax, real estate transfer Tax or other similar Tax will be imposed on the transfer of the securities pursuant to this Agreement or otherwise with respect to or as a result of any transaction contemplated by this Agreement; (viii) none of the assets of the SPAC is required to be treated as owned by another Person for U.S. federal income Tax purposes pursuant to Section 168(f)(8) of the Code (as in effect prior to its amendment by the Tax Reform Act of 1986); (ix) there is no Lien (other than Permitted Liens) for Taxes upon any of the assets of the SPAC; (x) there is no outstanding request for a ruling from any Taxing Authority, request for a consent by a Taxing Authority for a change in a method of accounting, subpoena or request for information by any Taxing Authority, or closing agreement with any Taxing Authority (within the meaning of Section 7121 of the Code or any analogous provision of the applicable Law), with respect to the SPAC; (xi) no claim has been made by a Taxing Authority in a jurisdiction where the SPAC has not paid any tax or filed Tax Returns, asserting that the SPAC is or may be subject to Tax in such jurisdiction; (xii) there is no outstanding power of attorney from the SPAC authorizing anyone to act on behalf of the SPAC in connection with any Tax, Tax Return or Action relating to any Tax or Tax Return of that party; (xiii) the SPAC is not, nor has ever been, a party to any Tax sharing or Tax allocation Contract, other than any customary commercial contract the principal subject of which is not Taxes; and (xiv) the SPAC is not currently nor has ever been included in any consolidated, combined or unitary Tax Return.

(b) The unpaid Taxes of the SPAC for the current fiscal year (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Financial Statements and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the SPAC in filing its Tax Return.

(c) The SPAC has not taken or agreed to take any action, does not intend to or plan to take any action, and has no knowledge of any fact or circumstance, that could reasonably be expected to prevent the Domestication from qualifying for the Domestication Intended Tax Treatment or the Merger from qualifying for the Merger Intended Tax Treatment.

(d) Following the Domestication, the SPAC is expected to be treated as a domestic corporation (within the meaning of the Code) for U.S. federal and applicable state and local income Tax purposes.

6.18 Contracts. Schedule 6.18 lists all Contracts, oral or written to which the SPAC is a party.

6.19 No Alternative Transactions. The SPAC is not engaged in negotiations or discussions with respect to any Alternative Transactions, and all negotiations and discussions relating to potential Alternative Transactions have been terminated.

ARTICLE VII
COVENANTS OF THE COMPANY AND THE SPAC PENDING CLOSING

Each of the Company and the SPAC covenants and agrees that:

7.1 Conduct of the Business

(a) From the date hereof through the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, other than as contemplated by this Agreement in connection with the Domestication, each of the Company and the SPAC shall, and shall cause its Subsidiaries to, conduct their respective business only in the ordinary course (including the payment of accounts payable and the collection of accounts receivable), consistent with past practices, and shall not enter into any material transactions without the prior written consent of the other party, and shall use its best efforts to preserve intact its business relationships with employees, clients, suppliers and other third parties. Without limiting the generality of the foregoing, from the date hereof until and including the Closing Date, without the other party’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), each of the Company and the SPAC shall not (other than in connection with the transactions contemplated in this Agreement):

(i) other than as contemplated by this Agreement in connection with the Domestication, materially amend, modify or supplement its Organizational Documents other than pursuant to this Agreement;

(ii) amend, waive any provision of, terminate prior to its scheduled expiration date, or otherwise compromise in any way, any Contract or any other right or asset of the Company Group or the SPAC, as applicable, other than in ordinary course of business consistent with past practice (individually or in the aggregate), which involve payments in excess of $500,000;

(iii) modify, amend or enter into any contract, agreement, license or, commitment, which obligates the payment of more than $500,000 out of the ordinary course of business consistent with past practice (individually or in the aggregate);

(iv) make any capital expenditures in excess of $500,000 (individually or in the aggregate, other than in the ordinary course of business);

(v) sell, lease, license or otherwise dispose of any of the Company Group’s or the SPAC’s assets or assets covered by any Contract except (i) pursuant to existing contracts or commitments disclosed herein, (ii) sales of Inventory in the ordinary course consistent with past practice, and (iii) not exceeding $500,000 except in the ordinary course of business consistent with past practice;

(vi) accept returns of products sold from Inventory except in the ordinary course, consistent with past practice;

(vii) pay, declare or promise to pay any cash, dividends or other distributions with respect to its capital stock or share capital, or pay, declare or promise to pay cash or any other payments to any stockholder or shareholder (other than, in the case of any stockholder or shareholder that is an employee, payments of salary accrued in said period at the current salary rate except as provided in existing employment agreements);

(viii) authorize any salary increase of more than 10% for any employee making an annual salary equal to or greater than $200,000 or in excess of $200,000 in the aggregate on an annual basis or change the bonus or profit sharing policies of the Company Group or the SPAC;

(ix) obtain or incur any loan or other Indebtedness in excess of $1,000,000, including drawings under the Company Group’s existing lines of credit;

(x) suffer or incur any Lien on the Company Group’s or the SPAC’s, as applicable, assets, except for Permitted Liens or the Liens incurred in the ordinary course of business consistent with past practice;

(xi) take any action that would reduce the Company’s stockholders’ equity to below $10,000,000 or reduce its working capital to below $250,000;

(xii) suffer any damage, destruction or loss of property out of ordinary course of business related to any of the Company Group’s or the SPAC’s, as applicable, assets, whether or not covered by insurance, the aggregate value of which, following any available insurance reimbursement, exceeds $1,000,000;

(xiii) merge or consolidate with or acquire any other Person or be acquired by any other Person;

(xiv) suffer any insurance policy protecting any of the Company Group’s or the SPAC’s, as applicable, assets with an aggregate coverage amount in excess of $1,000,000 to lapse;

(xv) make any change in its accounting principles other than in accordance with the applicable accounting policies or methods or write down the value of any Inventory or assets other than in the ordinary course of business consistent with past practice;

(xvi) change its principal place of business or jurisdiction of organization or incorporation;

(xvii) extend any loans other than travel or other expense advances to employees in the ordinary course of business or with the principal amount exceeding $25,000;

(xviii) issue, redeem or repurchase any capital stock or share, membership interests or other securities, or issue any securities exchangeable for or convertible into any share or any shares of its capital stock;

(xix) make or change any material Tax election or change any annual Tax accounting periods;

(xx) take any action that would reasonably be expected to cause the Merger to fail to qualify for the Merger Intended Tax Treatment or the Domestication to fail to qualify for the Domestication Intended Tax Treatment; or

(xxi) undertake any legally binding obligation to do any of the foregoing.

(b) From the date hereof through the Closing Date, the SPAC shall remain a “blank check company” as defined under the Securities Act, shall not conduct any business operations other than in connection with this Agreement and ordinary course operations to maintain its status as a Nasdaq-listed special purpose acquisition company pending the completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, until the Closing Date, other than in connection with the transactions contemplated by this Agreement, without the other party’s prior written consent (which shall not be unreasonably withheld), the SPAC shall not, and shall not cause its Subsidiaries to, amend, waive or otherwise change the Investment Management Trust Agreement in any manner adverse to the SPAC.

(c) Neither party shall (i) take or agree to take any action that might make any representation or warranty of such party inaccurate or misleading in any material respect at, or as of any time prior to, the Closing Date or (ii) omit to take, or agree to omit to take, any action necessary to prevent any such representation or warranty from being inaccurate or misleading in any material respect at any such time.

(d) From the date hereof through the earlier of (x) termination of this Agreement in accordance with Article XII and (y) the Closing, other than in connection with the transactions contemplated hereby, neither the Company, on the one hand, nor the SPAC, on the other hand, shall, and such Persons shall cause each of their respective officers, directors, Affiliates, managers, consultants, employees, representatives (including investment bankers, attorneys and accountants) and agents not to, directly or indirectly, (i) encourage, solicit, initiate, engage or participate in negotiations or discussions with any Person concerning, or make any offers or proposals related to, any Alternative Transaction, (ii) take any other action intended or designed to facilitate the efforts of any Person relating to a possible Alternative Transaction, (iii) enter into, engage in or continue any discussions or negotiations with respect to an Alternative Transaction with, or provide any non-public information, data or access to employees to, any Person that has made, or that is considering making, a proposal with respect to an Alternative Transaction or (iv) approve, recommend or enter into any Alternative Transaction or any Contract related to any Alternative Transaction. For purposes of this Agreement, the term “Alternative Transaction” shall mean any of the following transactions involving the Company Group or the SPAC (other than the transactions contemplated by this Agreement): (1) any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, consolidation, liquidation or dissolution or other similar transaction, or (2) any sale, lease, exchange, transfer or other disposition of a material portion of the assets of such Person (other than the sale, the lease, transfer or other disposition of assets in the ordinary course of business) or any class or series of the share capital or capital stock or other equity interests of the Company Group or the SPAC in a single transaction or series of related transactions. In the event that there is an unsolicited proposal for, or an indication of a serious interest in entering into, an Alternative Transaction, communicated in writing to the Company Group or the SPAC or any of their respective representatives or agents (each, an “Alternative Proposal”), such party shall as promptly as practicable (and in any event within two (2) Business Days after receipt) advise the other parties to this Agreement in writing of such Alternative Proposal and the material terms and conditions of any such Alternative Proposal (including any changes thereto) and the identity of the person making any such Alternative Proposal. The Company Group and the SPAC shall keep the other parties informed on a reasonably current basis of material developments with respect to any such Alternative Proposal. Notwithstanding anything to the contrary as set forth above, if the board of directors of the Company Group or the SPAC (as applicable) has determined in good faith, after consultation with its financial advisor and/or outside legal counsel, that failure to take such action would constitute a breach of its directors’ fiduciary duties under applicable Law, the other party may waive any such provision to the extent necessary to permit such Person to comply with applicable Laws, provided, however, that prior to taking such action or announcing the intention to do so, such Person has complied in all material respects with its written notification obligation in respect of the Alternative Transaction in accordance with this Section 7.1.

7.2 Access to Information. From the date hereof until and including the Closing Date, the Company and the SPAC shall, to the best of their abilities, (a) continue to give the other party, its legal counsel and other representatives reasonable access to the offices, properties, and Books and Records, (b) furnish to the other party, its legal counsel and other representatives such information relating to the business of the Company Group or the SPAC as such Persons may reasonably request and (c) cause its respective employees, legal counsel, accountants and representatives to reasonably cooperate with the other party in such other party’s investigation of its business; provided that no investigation pursuant to this section (or any investigation prior to the date hereof) shall affect any representation or warranty given by the Company Group or the SPAC, and provided further that any investigation pursuant to this section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. Notwithstanding anything to the contrary in this Agreement, neither party shall be required to provide the access described above or disclose any information if doing so is reasonably likely to (i) result in a waiver of attorney-client privilege, work product doctrine or similar privilege or (ii) violate any contract to which it is a party or to which it is subject or applicable Law, provided that the non-disclosing party must advise the other party that it is withholding such access and/or information and (to the extent reasonably practicable) provide a description of the access not granted and/or information not disclosed.

7.3 Notices of Certain Events. Each party shall promptly notify the other party of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or that the transactions contemplated by this Agreement might give rise to any Action by or on behalf of such Person or result in the creation of any Lien on any Company Share or share capital or capital stock of the SPAC or any of the Company Group’s or the SPAC’s assets;

(b) any notice or other communication from any Authority in connection with the transactions contemplated by this Agreement or the Additional Agreements;

(c) any Actions commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Additional Agreements;

(d) the occurrence of any fact or circumstance which constitutes or results, or might reasonably be expected to constitute or result, in a Material Adverse Change; and

(e) the occurrence of any fact or circumstance which results, or might reasonably be expected to result, in any representation made hereunder by such party to be false or misleading in any material respect or to omit or fail to state a material fact.

7.4 SEC Filings.

(a) Each party acknowledges that:

(i) Each of the Company’s and the SPAC’s shareholders must approve the transactions contemplated by this Agreement prior to the Merger contemplated hereby being consummated and that, in connection with such approval, each party must call a meeting of its shareholders requiring such party to prepare and file with the SEC a Proxy Statement;

(ii) Such other party will be required to file quarterly and annual reports that may be required to contain information about the transactions contemplated by this Agreement; and

(iii) Such other party will be required to file a Form 8-K to announce the transactions contemplated hereby and other significant events that may occur in connection with such transactions.

(b) In connection with any filing the SPAC or the Company make with the SEC that requires information about the transactions contemplated by this Agreement to be included, the other party will, and will use its best efforts to cause its Affiliates to, in connection with the disclosure included in any such filing or the responses provided to the SEC in connection with the SEC’s comments to a filing, use its reasonable best efforts to (i) cooperate with such party, (ii) respond to questions about itself required in any filing or requested by the SEC, and (iii) provide any information requested by such party in connection with any filing with the SEC.

(c) Cooperation. The Company and the SPAC each acknowledge that a substantial portion of the filings with the SEC and mailings to the SPAC’s shareholders with respect to the Proxy Statement shall include disclosure regarding the other party and its management, operations and financial condition. Accordingly, each party agrees to, as promptly as reasonably practical, provide the other party with such information as shall be reasonably requested for inclusion in or attachment to the Proxy Statement, that is accurate in all material respects and complies as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and in addition shall contain substantially the same financial and other information about itself and its stockholders or shareholders as is required under Regulation 14A of the Exchange Act regulating the solicitation of proxies. Each party understands that such information shall be included in the Proxy Statement and/or responses to comments from the SEC or its staff in connection therewith and mailings. Each party shall cause its managers, directors, officers and employees to be reasonably available to the other party and its counsel in connection with the drafting of such filings and mailings and responding in a timely manner to comments from the SEC.

7.5 Financial Information. The Company will provide additional financial information as reasonably requested by the SPAC for inclusion in any filings to be made by the SPAC with the SEC. If reasonably requested by the SPAC, the Company shall use its reasonable best efforts to cause such information to be reviewed or audited by the Company’s auditors.

7.6 Trust Account. The Company acknowledges that the SPAC shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Investment Management Trust Agreement and be paid in sequence of (i) all amounts payable to SPAC shareholders holding SPAC Shares who shall have validly redeemed their SPAC Shares upon acceptance by the SPAC of the SPAC Shares, (ii) the expenses of the SPAC to the third parties to which they are owed, (iii) the Advisory Fee, (iv) any amounts payable in accordance with any promissory notes issued prior to the Closing, and any business combination completion window extension interests paid by the Sponsor to the Trust Account prior to the Closing, (v) the remaining monies in the Trust Account to the SPAC. Except as otherwise expressly provided in the Investment Management Trust Agreement, the SPAC shall not agree to, or permit, any amendment or modification of, or waiver under, the Investment Management Trust Agreement without the prior written consent of the Company.

7.7 Directors’ and Officers’ Indemnification and Insurance.

(a) The parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of the SPAC and the Company Group (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents, in each case as in effect on the date of this Agreement, or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and any of the SPAC or the Company Group, as the case may be, in effect on the date hereof and disclosed in Schedule 7.7(a), shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, the SPAC and the Company shall cause the Organizational Documents of the SPAC and the Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the SPAC to the extent permitted by applicable Law. The provisions of this Section 7.7 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) The Company shall, or shall cause its Affiliates to, obtain and fully pay the premium for a “tail” insurance policy that provides coverage for the benefit of the D&O Indemnified Persons (the “D&O Tail Insurance”) for the period commencing on the Closing Date to the sixth anniversary of the Closing Date, that is substantially equivalent to and in any event not less favorable in the aggregate than the SPAC’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided that in no event shall the Company be required to expend for such policies pursuant to this Section 7.7(b) an annual premium amount in excess of 300% of the amount per annum the SPAC paid in its last full fiscal year, which amount is set forth in Schedule 7.7(b). The Surviving Corporation shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term.

ARTICLE VIII
COVENANTS OF THE COMPANY

The Company agrees that:

8.1 Reporting and Compliance with Laws. From the date hereof through the Closing Date, the Company shall, and shall cause the other members of the Company Group to, duly and timely file all material Tax Returns required to be filed with the applicable Taxing Authorities, pay any and all Taxes required by any Taxing Authority and duly observe and conform in all material respects, to all applicable Laws and Orders.

8.2 Reasonable Best Efforts to Obtain Consents. The Company shall use its reasonable best efforts to obtain each third party consent which are required in the ordinary course of business as promptly as practicable hereafter.

ARTICLE IX
COVENANTS OF ALL PARTIES HERETO

The parties hereto covenant and agree that:

9.1 Reasonable Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws, and cooperate as reasonably requested by the other parties, to consummate and implement expeditiously each of the transactions contemplated by this Agreement. The parties hereto shall execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be necessary or reasonably desirable in order to consummate or implement expeditiously each of the transactions contemplated by this Agreement.

9.2 Transfer Taxes. Notwithstanding anything to the contrary contained herein, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Merger (“Transfer Taxes”) shall be paid by the SPAC.

9.3 Tax Matters. In the event the SEC requires a tax opinion regarding: (i) the Domestication Intended Tax Treatment, the SPAC will use its commercially reasonable efforts to cause Loeb & Loeb LLP to deliver such tax opinion to the SPAC, or (ii) the Merger Intended Tax Treatment, the Company shall use its commercially reasonable efforts to cause ArentFox Schiff LLP to deliver such tax opinion to the Company. Each Party shall use commercially reasonable efforts to execute and deliver customary Tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the Merger Intended Tax Treatment and ArentFox Schiff LLP shall not be required to provide any opinion to any party regarding the Domestication Intended Tax Treatment.

9.4 Settlement of the SPAC’s Transaction Costs. From the date hereof through the Closing Date, all the Transaction Costs, other than those payable at Closing from the Trust Account, shall be settled and paid in full by the Company. In the event that this Agreement is terminated in accordance with Section 12.2(b), the SPAC shall promptly pay and reimburse the Company for all Transaction Costs paid by the Company. At the time of this Agreement and at the Closing, the SPAC shall provide the Company with schedules setting forth all liabilities, expenses, and costs owed by the SPAC and its subsidiaries as of the date of this Agreement and at the Closing, respectively.

9.5 Registration Statement.

(a) As promptly as practicable after the date hereof, the SPAC shall prepare with the assistance, cooperation and commercially reasonable efforts of the Company, and file with the SEC, a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Company Shares to be issued in the Merger, which Registration Statement will also contain a proxy statement of the SPAC (as amended, the “Proxy Statement”) for the purpose of (x) soliciting proxies from the SPAC shareholders for the matters to be voted upon at the SPAC Special Meeting and providing the shareholders of the SPAC an opportunity in accordance with the SPAC’s Organizational Documents and the Prospectus to have their SPAC Shares redeemed in conjunction with the shareholders vote on the SPAC Shareholder Approval Matters (as defined below), and (y) soliciting proxies from the Company shareholders for the matters to be acted upon at the Company Special Meeting. The Proxy Statement shall include proxy materials for the purpose of

(i) soliciting proxies from the SPAC shareholders to vote, at a meeting of the SPAC shareholders to be called and held for such purpose (the “SPAC Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger and the Domestication, by the holders of the SPAC Shares in accordance with the SPAC’s Organizational Documents, the Laws of the British Virgin Islands, the Laws of the State of Delaware and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company Group and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (B), collectively, the “SPAC Shareholder Approval Matters”), and (C) the adjournment of the SPAC Special Meeting, if necessary or desirable in the reasonable determination of the Chairman of the SPAC Special Meeting. If on the date for which the SPAC Special Meeting is scheduled, the SPAC has not received proxies representing a sufficient number of shares to obtain the Required SPAC Shareholder Approval (as defined below), the Chairman of the SPAC Special Meeting may, with the consent of the SPAC Special Meeting, make one or more successive postponements or adjournments of the SPAC Special Meeting.

(ii) soliciting proxies from the Company shareholders to vote, at an extraordinary general meeting of the Company shareholders to be called and held for such purpose (the “Company Special Meeting”), in favor of resolutions approving (A) the adoption and approval of this Agreement and the Additional Agreements and the transactions contemplated hereby or thereby, including the Merger, by the holders of the Company securities in accordance with the Company’s Organizational Documents, the Laws of the state of Delaware and the rules and regulations of the SEC and Nasdaq, (B) such other matters as the Company Group and the SPAC shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (A) through (B), collectively, the “Company Shareholder Approval Matters”), and (C) the adjournment of the Company Special Meeting, if necessary or desirable in the reasonable determination of the Company. If on the date for which the Company Special Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares to obtain the Required Company Shareholder Approval (as defined below), whether or not a quorum is present, the Company may make one or more successive postponements or adjournments of the Company Special Meeting.

(iii) In connection with the Registration Statement, the SPAC and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the SPAC’s Organizational Documents, the Laws of the British Virgin Islands and the rules and regulations of the SEC and Nasdaq. The SPAC shall cooperate and provide the Company and its counsel with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide the SPAC with such material information concerning the Company Group and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading (subject to the qualifications and limitations set forth in the materials provided by the Company). If required by applicable SEC rules or regulations, such financial information provided by the Company must be reviewed or audited by the Company Group’s auditors. The SPAC shall provide such material information concerning the SPAC and its equity holders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the SPAC shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not materially misleading. The SPAC will use all commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

(b) Each party shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available at a reasonable time and location to the Company Group, the SPAC and their respective representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. SPAC shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the SPAC shall cause the Proxy Statement to be disseminated to the SPAC’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the SPAC’s Organizational Documents.

(c) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC, (i) the SPAC shall distribute the Proxy Statement to the SPAC’s shareholders, and, pursuant thereto, shall call the SPAC Special Meeting in accordance with British Virgin Islands Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement, and (ii) the Company shall distribute the Proxy Statement to the Company’s shareholders, and, pursuant thereto, shall call the Company Special Meeting in accordance with Delaware Law for a date no later than forty-five (45) days following the effectiveness of the Registration Statement.

9.6 Lock-up Agreements. At the Effective Time, the Company shall enter into the Lock-Up Agreements with the SPAC Initial Shareholders, which shall include, among other provisions, restrictions on the transfer of SPAC Shares held by the Sponsor at the Effective Time for a period of one (1) year following the Closing. Company Shareholders who are Affiliates of PubCo and Sponsor will be subject to a Lock-Up Agreement on the same terms that apply to the SPAC Initial Shareholders.

9.7 Registration Rights Agreements. At the Effective Time, the Company shall enter into the Registration Rights Agreement with the SPAC Initial Shareholders, New Lighthouse Investment Limited, the SPAC’s advisor in connection with the IPO, and Company Shareholders who are Affiliates of PubCo and Sponsor, pursuant to which such shareholders will be granted certain registration rights relating to the Closing Payment Shares to be received by them in accordance with the terms of the Registration Rights Agreement. The SPAC shall use reasonable best efforts to terminate the Registration Rights Agreement, dated as of June 23, 2020, by and among the SPAC and the SPAC Initial Shareholders party thereto (the “SPAC Registration Rights Agreement”).

9.8 PubCo Equity Incentive Plan. Prior to the Effective Date, PubCo shall adopt a new equity incentive plan in substantially the form attached hereto as Exhibit D, with such changes or modifications thereto as the Surviving Corporation and PubCo may mutually agree (such agreement not to be unreasonably withheld, conditioned or delayed) (the “PubCo Equity Incentive Plan”). The PubCo Equity Incentive Plan shall have such number of shares available for issuance that is not less than 1,000,000 shares of PubCo Common Stock.

9.9 Confidentiality. Except as necessary to complete the Proxy Statement and Registration Statement, the Company, on the one hand, and the SPAC, on the other hand, shall hold and shall cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning the other party furnished to it by such other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources, which source is not the agent of the other party, by the party to which it was furnished), and each party shall not release or disclose such information to any other person, except its representatives in connection with this Agreement. In the event that any party believes that it is required to disclose any such confidential information pursuant to applicable Laws, such party shall give timely written notice to the other parties so that such parties may have an opportunity to obtain a protective order or other appropriate relief. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other parties if it exercises the same care as it takes to preserve confidentiality for its own similar information. The parties acknowledge that some previously confidential information will be required to be disclosed in the Proxy Statement.

9.10 Available Funding; Company Capitalization Matters.

(a) Concurrently with or prior to the Closing, each party will use its reasonable best efforts to ensure that:

(i) the Company enters into subscription agreements or securities purchase agreements with certain investors pursuant to which such investors commit to purchase securities of the Company in a private placement or other financing to be consummated simultaneously with the Closing (the “PIPE Transaction”); and

(ii) holders of the SPAC Shares do not elect to convert their SPAC Shares into a pro rata portion of the Trust Fund in connection with the Closing as provided for in the SPAC’s Organizational Documents and the Prospectus, including by having third-party investors who indicate their intention not to elect conversion purchase SPAC Shares in the public market, such that, in the aggregate, the Company has no less than $10,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs) and the net proceeds from the PIPE Transaction and/or such other private placement.

(b) Without limiting Section 9.9(a) above, the SPAC and the Company shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the PIPE Transaction on the terms set forth in any subscription agreements or securities purchase agreements, together with all exhibits (including documents attached as exhibits), schedules, annexes and other attachments thereto, and any related agreements (collectively, the “PIPE Documents”), including using the SPAC’s and the Company’s commercially reasonable efforts to (i) maintain in full force and effect any PIPE Documents in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Transaction set forth in the PIPE Documents that are applicable to the SPAC, the Company or any of its Subsidiaries and within the control of the SPAC, the Company or any of its Subsidiaries, and to consummate the PIPE Transaction at or prior to the Closing, including causing the investor parties thereto to fund the PIPE Transaction at the Closing, (iii) comply on a timely basis with the SPAC’s and the Company’s obligations under the PIPE Documents, and (iv) enforce the SPAC’s and the Company’s rights under the PIPE Documents, including by assigning the rights of the SPAC or the Company to bring such lawsuits to the Surviving Corporation so as to enable the Surviving Corporation to file such lawsuits against the investors on behalf of the SPAC or the Company. The Company shall provide the SPAC with copies of all documents relating to the PIPE Transaction and shall give the Company prompt written notice upon becoming aware of (A) any breach or default (or any event or circumstance which, with or without notice, lapse of time or both, could reasonably be expected to give rise to any breach or default) by any party to any of the PIPE Documents, (B) any actual or potential failure to carry out any of the terms of any of the PIPE Documents, (C) any actual or threatened termination or repudiation of any of the PIPE Documents by any party thereto, (D) any material dispute or disagreement between or among any of the parties to any of the PIPE Documents or (E) the occurrence of an event or development that the Company reasonably expects to have a material and adverse impact on the ability of the Company to obtain all or any portion of the PIPE Transaction.

ARTICLE X
CONDITIONS TO CLOSING

10.1 Conditions to the Obligations of Each Party to Effect the Merger. The obligations of all of the parties hereto to consummate the Closing are subject to the satisfaction of all the following conditions:

(a) No provisions of any applicable Law, and no Order shall prohibit or prevent the consummation of the Closing.

(b) There shall not be any Action brought by a third party that is not an Affiliate of the parties hereto to enjoin or otherwise restrict the consummation of the Closing.

(c) The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued.

(d) Each of the Additional Agreements shall have been entered into and shall be in full force and effect.

(e) The SPAC Shareholder Approval Matters that are submitted to the vote of the shareholders of the SPAC at the SPAC Special Meeting in accordance with the Proxy Statement and the SPAC’s Organizational Documents shall have been approved by the requisite vote of the shareholders of the SPAC at the SPAC Special Meeting in accordance with SPAC’s Organizational Documents, applicable Law and the Proxy Statement (the “Required SPAC Shareholder Approval”).

(f) This Agreement, the Merger and the transactions contemplated hereby and thereby, including the Merger, shall have been authorized and approved by the holders of Company Shares constituting the Requisite Company Vote in accordance with the Laws of the State of Delaware and the Company’s Organizational Documents.

(g) The Company’s initial listing application with the Nasdaq Stock Market in connection with the transactions contemplated hereby shall have been approved and the SPAC Shares shall have been approved for listing on the Nasdaq Stock Market, subject to completion of the Merger.

10.2 Additional Conditions to Obligations of the SPAC. The obligation of the SPAC to consummate the Closing is subject to the satisfaction, or the waiver at the SPAC’s sole and absolute discretion, of all the following further conditions:

(a) The Company shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the Company contained in Article V in this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement except as provided in the disclosure schedules pursuant to Article V, and (ii) be true and correct as of the Closing Date except as provided in the disclosure schedules pursuant to Article V (if the representation and warranties speak as of a specific date prior to the Closing Date, such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect, regardless of whether it involved a known risk (which may include, for example, payments made to settle a litigation that could reasonably be expected to have a Material Adverse Effect).

(d) All Company Group Consents as set forth on Schedule 5.6, as amended, have been obtained, and no such consent shall have been revoked.

(e) The SPAC shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of the Company to the effect set forth in clauses (a) through (d) of this Section 10.2.

(f) The SPAC shall have received copies of all Governmental Approvals, in form and substance reasonably satisfactory to the SPAC, and no such Governmental Approval shall have been revoked.

(g) The SPAC shall have received Schedule I updated as of the Closing Date.

(h) Company Group Transaction Costs shall not exceed the following amounts: (1) $1,750,000 in Advisory Fees, (2) $1,200,000 in legal fees and (3) $500,000 in respect of obtaining a fairness opinion.

10.3 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing is subject to the satisfaction, or the waiver at the Company’s discretion, of all of the following further conditions:

(a) The SPAC shall have duly performed all of its obligations hereunder required to be performed by it at or prior to the Closing Date in all material respects, unless the applicable obligation has a materiality qualifier in which case it shall be duly performed in all respects.

(b) All of the representations and warranties of the SPAC contained in Article VI of this Agreement, disregarding all qualifications and exceptions contained herein relating to materiality or Material Adverse Effect, regardless of whether it involved a known risk, shall: (i) be true and correct at and as of the date of this Agreement and (ii) be true and correct as of the Closing Date (except for representation and warranties that speak as of a specific date prior to the Closing Date, in which case such representations and warranties need only to be true and correct as of such earlier date), in the case of (i) and (ii), other than as would not in the aggregate reasonably be expected to have a Material Adverse Effect.

(c) There shall have been no event, change or occurrence which individually or together with any other event, change or occurrence, could reasonably be expected to have a Material Adverse Effect on the SPAC, regardless of whether it involved a known risk.

(d) The Company shall have received a certificate signed by an authorized officer of the SPAC to the effect set forth in clauses (a) through (c) of this Section 10.3.

(e) The Company shall have a gross amount of no less than $10,000,000 in cash and cash equivalents available to it immediately after the Closing, including the proceeds from the Trust Fund (prior to the payment of Transaction Costs).

(f) From the date hereof until the Closing, the SPAC shall have been in material compliance with the reporting requirements under the Securities Act and the Exchange Act applicable to the SPAC.

(g) The SPAC shall have remained listed on Nasdaq through the Closing Date.

(h) The SPAC’s unpaid debts and liabilities as of immediately prior to the Closing, not including Transaction Costs and the Advisory Fee to RedEight Capital Limited and Axiom Capital Management, Inc., shall not exceed $500,000.

(i) The SPAC shall have delivered a fairness opinion of The Benchmark Company LLC or such other financial advisory firm designated by the SPAC, in form and substance reasonably satisfactory to the Company.

(j) The Domestication shall have been consummated.

ARTICLE XI
DISPUTE RESOLUTION

11.1 Arbitration.

(a) The parties shall promptly submit any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance, or enforcement of this Agreement) or any alleged breach thereof (including any action in tort, contract, equity, or otherwise), to binding arbitration before one arbitrator (the “Arbitrator”). Binding arbitration shall be the sole means of resolving any dispute, claim, or controversy arising out of or relating to this Agreement (including with respect to the meaning, effect, validity, termination, interpretation, performance or enforcement of this Agreement) or any alleged breach thereof (including any claim in tort, contract, equity, or otherwise).

(b) If the parties cannot agree upon the Arbitrator, the Arbitrator shall be selected by the New York, New York, chapter head of the American Arbitration Association upon the written request of either side. The Arbitrator shall be selected within thirty (30) days of such written request.

(c) The laws of the State of New York shall apply to any arbitration hereunder. In any arbitration hereunder, this Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the Arbitrator shall apply in rendering his decision. The Arbitrator shall issue a written decision, setting forth findings of fact and conclusions of law, within sixty (60) days after he shall have been selected. The Arbitrator shall have no authority to award punitive or other exemplary damages.

(d) The arbitration shall be held in New York, New York, in accordance with and under the then-current provisions of the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided herein.

(e) On application to the Arbitrator, any party shall have rights to discovery to the same extent as would be provided under the Federal Rules of Civil Procedure, and the Federal Rules of Evidence shall apply to any arbitration under this Agreement; provided, however, that the Arbitrator shall limit any discovery or evidence such that his decision shall be rendered within the period referred to in Section 11.1(c).

(f) The Arbitrator may, at his discretion and at the expense of the party who will bear the cost of the arbitration, employ experts to assist him in his determinations.

(g) The costs of the arbitration proceeding and any proceeding in court to confirm any arbitration award (including actual attorneys’ fees and costs), shall be borne by the unsuccessful party and shall be awarded as part of the Arbitrator’s decision, unless the Arbitrator shall otherwise allocate such costs in such decision. The determination of the Arbitrator shall be final and binding upon the parties and not subject to appeal.

(h) Any judgment upon any award rendered by the Arbitrator may be entered in and enforced by any court of competent jurisdiction. The parties expressly consent to the non-exclusive jurisdiction of the courts (Federal and state) in New York, New York, to enforce any award of the Arbitrator or to render any provisional, temporary, or injunctive relief in connection with or in aid of the arbitration. The parties expressly consent to the personal and subject matter jurisdiction of the Arbitrator to arbitrate any and all matters to be submitted to arbitration hereunder. None of the parties hereto shall challenge any arbitration hereunder on the grounds that any party necessary to such arbitration (including the parties hereto) shall have been absent from such arbitration for any reason, including that such party shall have been the subject of any bankruptcy, reorganization, or insolvency proceeding.

(i) The parties shall indemnify the Arbitrator and any experts employed by the Arbitrator and hold them harmless from and against any claim or demand arising out of any arbitration under this Agreement, unless resulting from the gross negligence or willful misconduct of the person indemnified.

(j) This arbitration section shall survive the termination of this Agreement.

11.2 Waiver of Jury Trial; Exemplary Damages.

(a) THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT, OR BY REASON OF ANY OTHER CAUSE OR DISPUTE WHATSOEVER BETWEEN OR AMONG ANY OF THE PARTIES TO THIS AGREEMENT OF ANY KIND OR NATURE. NO PARTY SHALL BE AWARDED PUNITIVE OR OTHER EXEMPLARY DAMAGES RESPECTING ANY DISPUTE ARISING UNDER THIS AGREEMENT OR ANY ADDITIONAL AGREEMENT.

(b) Each of the parties to this Agreement acknowledge that each has been represented in connection with the signing of this waiver by independent legal counsel selected by the respective party and that such party has discussed the legal consequences and import of this waiver with legal counsel. Each of the parties to this Agreement further acknowledge that each has read and understands the meaning of this waiver and grants this waiver knowingly, voluntarily, without duress and only after consideration of the consequences of this waiver with legal counsel.

ARTICLE XII
TERMINATION

12.1 Termination Without Default.

(a) In the event that the Closing of the transactions contemplated hereunder has not occurred by the later of (i) July 23, 2023, or, (ii) following the approval by the SPAC shareholders of the extension of the life of the SPAC pursuant to the SPAC’s Organizational Documents, to the date so approved, but not later than December 23, 2023 (such later date, the “Outside Closing Date”), and no material breach of this Agreement by the party seeking to terminate this Agreement shall have occurred or have been made (as provided in Section 12.2 hereof), the SPAC or the Company, as the case may be, shall have the right, at its sole option, to terminate this Agreement without liability to the other side. Such right may be exercised by the SPAC or the Company, as the case may be, by giving written notice to the other at any time after the Outside Closing Date. The SPAC shall use reasonable best efforts to extend the life of the SPAC pursuant to the SPAC’s Organizational Documents or other agreements between the SPAC and third parties.

12.2 Termination Upon Default.

(a) The SPAC may terminate this Agreement by giving notice to the Company on or prior to the Closing Date, without prejudice to any rights or obligations the SPAC may have, if the Company materially breaches any of its representations, warranties, agreements or covenants contained herein, or if any member of the Company Group materially breaches any of its representations, warranties, agreements or covenants contained in any Additional Agreement to which such member is a party, to be performed on or prior to the Closing Date or this Agreement, the Merger or the transactions contemplated hereby fail to be authorized or approved by the Shareholders and such breach shall not be cured within fifteen (15) days following receipt by the Company of a notice describing in reasonable detail the nature of such breach.

(b) The Company may terminate this Agreement by giving notice to the SPAC, without prejudice to any rights or obligations the Company Group may have, if the SPAC shall have materially breached any of its covenants, agreements, representations, and warranties contained herein or in any Additional Agreement to be performed on or prior to the Closing Date and such breach shall not be cured within fifteen (15) days following receipt by the SPAC of a notice describing in reasonable detail the nature of such breach.

12.3 Survival. The provisions of Article XI through Article XIII shall survive any termination hereof.

ARTICLE XIII
MISCELLANEOUS

13.1 Notices. Any notice hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions:

if to the Company (following the Closing), to:

Nukkleus, Inc.
525 Washington Blvd.

Jersey City, New Jersey 07310

Attn:
Email:

with a copy to (which shall not constitute notice):

ArentFox Schiff LLP
1185 Avenue of the Americas
Suite 3000
New York, NY 10036
Attention:

E-mail:

if to the SPAC:

Brilliant Acquisition Corporation

99 Dan Ba Road, C-9, Putuo District,

Shanghai, Peoples Republic of China

Attn: Dr. Peng Jiang
Email:

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Giovanni Caruso
Email:

13.2 Amendments; No Waivers; Remedies.

(a) This Agreement cannot be amended, except by a writing signed by each of the SPAC and the Company, and cannot be terminated orally or by course of conduct. No provision hereof can be waived, except by a writing signed by the party against whom such waiver is to be enforced, and any such waiver shall apply only in the particular instance in which such waiver shall have been given.

(b) Neither any failure or delay in exercising any right or remedy hereunder or in requiring satisfaction of any condition herein nor any course of dealing shall constitute a waiver of or prevent any party from enforcing any right or remedy or from requiring satisfaction of any condition. No notice to or demand on a party waives or otherwise affects any obligation of that party or impairs any right of the party giving such notice or making such demand, including any right to take any action without notice or demand not otherwise required by this Agreement. No exercise of any right or remedy with respect to a breach of this Agreement shall preclude exercise of any other right or remedy, as appropriate to make the aggrieved party whole with respect to such breach, or subsequent exercise of any right or remedy with respect to any other breach.

(c) Except as otherwise expressly provided herein, no statement herein of any right or remedy shall impair any other right or remedy stated herein or that otherwise may be available.

(d) Notwithstanding anything else contained herein, neither shall any party seek, nor shall any party be liable for, punitive or exemplary damages, under any tort, contract, equity, or other legal theory, with respect to any breach (or alleged breach) of this Agreement or any provision hereof or any matter otherwise relating hereto or arising in connection herewith.

13.3 Arm’s Length Bargaining; No Presumption Against Drafter. This Agreement has been negotiated at arm’s-length by parties of equal bargaining strength, each represented by counsel or having had but declined the opportunity to be represented by counsel and having participated in the drafting of this Agreement. This Agreement creates no fiduciary or other special relationship between the parties, and no such relationship otherwise exists. No presumption in favor of or against any party in the construction or interpretation of this Agreement or any provision hereof shall be made based upon which Person might have drafted this Agreement or such provision.

13.4 Publicity. Except as required by law and except with respect to the SPAC SEC Documents, the parties agree that neither they nor their agents shall issue any press release or make any other public disclosure concerning the transactions contemplated hereunder without the prior approval of the other party hereto. If a party is required to make such a disclosure as required by law, the parties will use their best efforts to cause a mutually agreeable release or public disclosure to be issued.

13.5 Expenses. Each party shall bear its own costs and expenses in connection with this Agreement and the transactions contemplated hereby, unless otherwise specified herein. Notwithstanding the foregoing, any filing fees with respect to any regulatory or governmental filings shall be shared equally by the Company and the SPAC.

13.6 No Assignment or Delegation. No party may assign any right or delegate any obligation hereunder, including by merger, consolidation, operation of law, or otherwise, without the written consent of the other party. Any purported assignment or delegation without such consent shall be void, in addition to constituting a material breach of this Agreement.

13.7 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

13.8 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted signature pages that together (but need not individually) bear the signatures of all other parties.

13.9 Entire Agreement. This Agreement together with the Additional Agreements, including any exhibits and schedules attached hereto or thereto, sets forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement or any Additional Agreement, including any exhibits and schedules attached hereto or thereto, may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage. Except as otherwise expressly stated herein or any Additional Agreement, there is no condition precedent to the effectiveness of any provision hereof or thereof. No party has relied on any representation from, or warranty or agreement of, any person in entering into this Agreement, prior hereto or contemporaneous herewith or any Additional Agreement, except those expressly stated herein or therein.

13.10 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

13.11 Construction of Certain Terms and References; Captions. In this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all;” and, unless otherwise specified, any financial or accounting term has the meaning of the term under United States generally accepted accounting principles as consistently applied heretofore by the Company Group.

(d) Unless otherwise specified, any reference to any agreement (including this Agreement), instrument, or other document includes all schedules, exhibits, or other attachments referred to therein, and any reference to a statute or other law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time. Any reference to a numbered schedule means the same-numbered section of the disclosure schedule.

(e) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(f) Captions are not a part of this Agreement, but are included for convenience, only.

(g) For the avoidance of any doubt, all references in this Agreement to “the knowledge or best knowledge of the Company” or similar terms shall be deemed to include the actual or constructive (e.g., implied by Law) knowledge of the Key Personnel.

13.12 Further Assurances. Each party shall execute and deliver such documents and take such action, as may reasonably be considered within the scope of such party’s obligations hereunder, necessary to effectuate the transactions contemplated by this Agreement.

13.13 Third-Party Beneficiaries. Neither this Agreement nor any provision hereof confers any benefit or right upon or may be enforced by any Person not a signatory hereto.

13.14 Waiver. Reference is made to the final IPO prospectus of the SPAC, dated June 23, 2020 (the “Prospectus”). The Company has read the Prospectus and understand that the SPAC has established the Trust Account for the benefit of the public shareholders of the SPAC and the underwriters of the IPO pursuant to the Investment Management Trust Agreement and that, except for a portion of the interest earned on the amounts held in the Trust Account, the SPAC may disburse monies from the Trust Account only for the purposes set forth in the Investment Management Trust Agreement. For and in consideration of the SPAC agreeing to enter into this Agreement, the Company hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account and hereby agrees that he, she or it will not seek recourse against the Trust Account for any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with the SPAC.

[The remainder of this page intentionally left blank; signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SPAC:

BRILLIANT ACQUISITION CORPORATION

By:	/s/ Peng Jiang
	Name:	Dr. Peng Jiang
	Title:	Chief Executive Officer

MERGER SUB:

BRIL MERGER SUB, INC.

By:	/s/ Peng Jiang
	Name:	Dr. Peng Jiang
	Title:	President

Signature Page to Merger Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Company:

NUKKLEUS INC.

By:	/s/ Emil Assentato
	Name:	Emil Assentato
	Title:	Chief Executive Officer

Signature Page to Merger Agreement

EXHIBIT A
Issuance of Additional SPAC Shares

Treatment of SPAC Units. Immediately prior to the Effective Time and following the Domestication, the SPAC shall cause units of the SPAC (“SPAC Units”) consisting of one SPAC Share, one right (“SPAC Right”) entitling the holder thereof to receive one-tenth (1/10) of one SPAC Share upon the consummation of an initial business combination, and one warrant (“SPAC Warrant”), entitling the holder thereof to purchase one SPAC Share at a price of $11.50 per SPAC Share, to separate into one SPAC Share, one SPAC Right and one SPAC Warrant.

Treatment of SPAC Shares. At the Effective Time and following the Domestication, the holder of each SPAC Share that is issued and outstanding immediately prior to the Effective Time shall be entitled to receive, with respect to each SPAC Share other than each SPAC Share held by any SPAC Initial Shareholder, such number of SPAC Shares equal to the Pro Rata Share represented by such SPAC Share of the Backstop Pool (the “SPAC Public Share Exchange Ratio”), in each case subject to rounding pursuant to Section 4.1(h).

The “Backstop Pool” shall equal a number of SPAC Shares equal to the lower of (1) 1,012,000, and (2) 40% of the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time.

The “Pro Rata Share”, with respect to any SPAC Shares or SPAC Rights, shall equal such number of SPAC Shares and/or SPAC Rights divided by the aggregate number of SPAC Shares and SPAC Rights issued and outstanding immediately prior to the Effective Time.

Treatment of SPAC Rights. At the Effective Time and following the Domestication, each SPAC Right that is issued and outstanding immediately prior to the Effective Time other than any SPAC Right held by any SPAC Initial Shareholder shall thereupon be converted into the right to receive, and the holder of each SPAC Right that is issued and outstanding immediately prior to the Effective Time shall be entitled to receive, the sum of (x) 0.1 SPAC Shares, and (y) such number of SPAC Shares equal to the Pro Rata Share represented by such SPAC Right of the Backstop Pool, in each case subject to rounding pursuant to Section 4.1(h).

Treatment of SPAC Warrants. At the Effective Time and following the Domestication, the holder of each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time other than any SPAC Warrant held by any SPAC Initial Shareholder, shall be entitled to receive a number of SPAC Warrants equal to the SPAC Public Share Exchange Ratio, subject to rounding pursuant to Section 4.1(h).

Exhibits and Schedules to the Merger Agreement

Exhibit A

EXHIBIT B
Form Registration Rights Agreement

(Attached)

Exhibits and Schedules to the Merger Agreement

Exhibit B

EXHIBIT C
Form Lock-Up Agreement

(Attached)

Exhibits and Schedules to the Merger Agreement

Exhibit C

EXHIBIT D
Form Equity Incentive Plan

(Attached)

Exhibits and Schedules to the Merger Agreement

Exhibit D

EXHIBIT E
Form of Domestication Organizational Documents

(Attached)

Exhibits and Schedules to the Merger Agreement

Exhibit E

SCHEDULE I
Company Disclosure Letter

(Attached)

Exhibits and Schedules to the Merger Agreement

Schedule I

SCHEDULE II
SPAC Disclosure Letter

(Attached)

Exhibits and Schedules to the Merger Agreement

Schedule II